UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
NEWBRIDGE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING
PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees for Election as a Director to Serve Until the 2011 Annual Meeting
Who Serves on the Board of Directors of the Bank?
How Much Common Stock do our Directors and Executive Officers Own?
Security Ownership of Certain Beneficial Owners
Section 16(a) Beneficial Ownership Reporting Compliance
Executive Officers of the Company
How Often Did our Board Meet During 2009?
How can you communicate with the Board?
Participation in the Troubled Asset Relief Program/Capital Purchase Program (“TARP/CPP”)
Certain Relationships and Related Transactions
Code of Business Conduct and Ethics
Board Leadership Structure and Risk Oversight
Board Committees
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
Director Compensation
Directors’ Fees and Practices
Equity Compensation Plan Information
Shareholder Return Performance Presentation
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010
Audit Fees Paid to Independent Auditors
PROPOSAL 3 — APPROVAL OF “SAY-ON-PAY” PROPOSAL
SHAREHOLDER PROPOSALS
OTHER MATTERS

1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 12, 2010
To the Shareholders of NewBridge Bancorp:
     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of NewBridge Bancorp (the “Company”) will be held as follows:

Place:	O.Henry Hotel
Caldwell Ballroom
624 Green Valley Road
Greensboro, North Carolina 27408

Date:	May 12, 2010

Time:	10:00 a.m., Eastern Daylight Saving Time
     The purpose of the Annual Meeting is to consider and act upon the following proposals:
1.	To elect seventeen (17) members to the Board of Directors;

2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.	To consider and approve the following advisory (non-binding) proposal:

“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement”; and

4.	To consider such other business as may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting.
     Shareholders of record at the close of business on March 26, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) thereof. We urge you to attend the Annual Meeting. It is extremely important that your shares be represented regardless of the number you own. Whether or not you expect to be present at the Annual Meeting, please sign and return your proxy card to us in the enclosed envelope at your earliest convenience. You may also vote your shares over the Internet or by using a toll-free number. Unless you indicate to the contrary, your proxy will be cast (1) FOR the nominees for director, (2) FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, and (3) FOR the advisory (non-binding) “Say-on-Pay” proposal, each as described in more detail in the accompanying Proxy Statement. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. In the event that you attend the Annual Meeting in person, you may revoke your proxy and vote your shares in person.

This 9th day of April, 2010.	Yours very truly,

Michael S. Albert
Chairman
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2010. The Notice, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are also available at http://www.snl.com/IRWebLinkX/GenPage.aspx?&IID=100346&gkp=203237. You may also access the above off-site website by going to www.newbridgebank.com, under the heading Investor Relations.

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held on May 12, 2010

     This Proxy Statement is being mailed to our shareholders on or about April 9, 2010 for solicitation of proxies by the Board of Directors (the “Board”) of your company, NewBridge Bancorp. Our principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410.
     In this Proxy Statement, terms such as “we,” “us,” “our” and the “Company” refer to NewBridge Bancorp. The term “Bank” means NewBridge Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms “you” and “your” refer to the shareholders of the Company.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 12, 2010. The Notice, Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2009 are also available at http://www.snl.com/IRWebLinkX/GenPage.aspx?&IID=100346&gkp=203237. You may also access the above off-site website by going to www.newbridgebank.com, under the heading Investor Relations.
INFORMATION ABOUT THE ANNUAL MEETING
     Your vote is very important. For this reason, our Board is requesting that you allow your shares of our common stock (“Common Stock”) to be represented at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) by the proxies named on the enclosed proxy card.

When is the Annual Meeting?	May 12, 2010 at 10:00 a.m., Eastern Daylight Saving Time

Where will the Annual Meeting be held?	At the O.Henry Hotel, Caldwell Ballroom, 624 Green Valley Road, Greensboro, North Carolina 27408

What items will be voted on at the Annual Meeting?	1. ELECTION OF DIRECTORS. To elect seventeen (17) directors to serve until the 2011 Annual Meeting of Shareholders;

2.   RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010;

3.   “SAY-ON-PAY” PROPOSAL. To consider and approve the following advisory (non-binding) proposal: “Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement”; and

4.   OTHER BUSINESS. To consider such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board is not aware of any other business to be conducted at the Annual Meeting.

Who can vote?
Only holders of record of our Common Stock at the close of business on March 26, 2010 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. On the Record Date, there were 15,655,868 shares of our Common Stock outstanding and entitled to vote and approximately 3,334 shareholders of record. There is no other class of voting stock outstanding.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. The shares represented by a proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, our transfer agent, prior to the time of the Annual Meeting. You may also vote your shares over the Internet or by using a toll-free number. You should refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see what voting options are available to you.

If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct. Barry Z. Dodson, Burr W. Sullivan and G. Alfred Webster, each a director of the Company and the Bank, have been appointed proxies by the Board.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Saving Time, on May 11, 2010. If you vote over the Internet you may incur costs, such as telephone, and Internet access charges for which you will be responsible. If you are interested in voting via the Internet or telephone, specific instructions are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.

If a shareholder is a participant in the NewBridge Bancorp Direct Stock Purchase Plan (the “Direct Stock Purchase Plan”) or a participant in the NewBridge Bancorp Employees’ 401(k) Plan (the “401(k) Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account or the number of shares of Common Stock in the shareholder’s account under the 401(k) Plan, as applicable, and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the 401(k) Plan will be voted by the trustee of the 401(k) Plan in accordance with the instructions received from participants who timely return their proxy cards to Computershare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the 401(k) Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under the 401(k) Plan for which voting instructions are received. Shareholders’ voting instructions with respect to shares of Common Stock held under the 401(k) Plan will be held in strict confidence.

For each nominee for director and all other items of business at the Annual Meeting, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting. If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies may vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees, “FOR” the ratification of the appointment of Grant Thornton and “FOR” the advisory “Say-on-Pay” proposal. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker or other nominee holding your shares and return the form as directed by your broker or other nominee.

We are not aware of any other matters to be brought before the Annual Meeting. If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You may change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to Computershare; (2) by delivering another properly signed proxy card to Computershare with a more recent date than that of the proxy first given; or (3) by attending the Annual Meeting and voting in person. You should deliver your written notice or superseding proxy to Computershare at the address noted on the proxy card. If you vote by Internet or telephone, you may also revoke your proxy or change your vote with a timely and valid later Internet or telephone vote, as the case may be.

How many votes may I cast?
You are entitled to one vote for each share of Common Stock held of record on March 26, 2010 on each nominee for election and each other matter presented for a vote at the Annual Meeting. You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
Director nominees will be elected by the affirmative vote of the majority of votes cast by the shares entitled to vote in the election of directors at the Annual Meeting, with a plurality vote standard for a contested director election, that is, when the number of director nominees exceeds the number of Board seats for which elections are being held. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 will be approved if the votes cast in favor exceed the votes cast in opposition. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the outcome of such vote. If shareholders do not ratify the appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010, the Audit and Risk Management Committee (the “Audit Committee”) will reconsider that appointment.

The advisory proposal to consider and approve the overall executive compensation programs, policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement is advisory only. The advisory approval of the overall executive compensation programs, policies and procedures will be approved if a majority of the votes cast on the proposal are voted in favor of the proposal. Abstentions and broker non-votes will not be included in determining the number of votes cast on the proposal and, accordingly, will have no effect on the nature of such votes. The Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Any other matters properly coming before the Annual Meeting will require the approval of the holders of Common Stock as required by applicable law or our governing documents.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted for purposes of determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum at the Annual Meeting or any adjournment(s) thereof.

A “broker non-vote” occurs when a broker or other nominee who holds shares for another does not vote on a particular matter because the broker or other nominee does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the Annual Meeting?
A majority of the outstanding shares of our Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting). Your shares will be considered part of the quorum if you have voted by proxy. Once a share is represented for any purpose at the Annual Meeting, it is deemed present for quorum purposes for the remainder of the Annual Meeting or for any adjournment(s) thereof. Abstentions and broker non-votes count as shares present at the Annual Meeting for purposes of determining a quorum.

How are the votes counted?
Computershare, our transfer agent, has been appointed by the Board as the Inspector of Elections for the Annual Meeting. Computershare will tabulate the votes received for each nominee for director and all other items of business at the Annual Meeting. Computershare will announce at the Annual Meeting and will subsequently certify to the Board, the results of the election of directors and all other items of business voted on at the Annual Meeting.

How do I obtain directions to the Annual Meeting?
Directions to the Annual Meeting are available on our website, www.newbridgebank.com, under the heading Investor Relations. You may also obtain directions to the Annual Meeting by contacting Angelika Gambetta, Vice President and Corporate Secretary at (336) 369-0905.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors (including those nominees for election as a director) and employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so. We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2011 Annual Meeting of Shareholders due?
It is presently anticipated that the 2011 Annual Meeting of Shareholders of the Company will be held in May of 2011. To be considered for inclusion in the proxy solicitation materials of the Board for the 2011 Annual Meeting of Shareholders, proposals must be received by the Secretary of the Company at our principal executive offices at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410 no later than December 13, 2010. To be eligible for inclusion, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2011 Annual Meeting of Shareholders, but intended to be presented from the floor at that Annual Meeting, must have been received by us at our principal executive offices listed above no later than February 24, 2011.

PROPOSAL 1
ELECTION OF DIRECTORS
     The Company’s Bylaws provide for a board of directors consisting of not less than nine and not more than 30 directors, the number to be determined by resolution of a majority of the Board or by resolution properly adopted by the shareholders at a shareholder meeting. At the 2007 Annual Meeting of Shareholders held on July 25, 2007, the shareholders approved an amendment to the Bylaws which eliminated the classified structure of the Board and provided for the annual election of directors in the future. Under the amendment, then current directors would serve for their elected terms. Thus, beginning with this Annual Meeting, all directors will be elected annually.
     There are 17 nominees for election as directors, each recommended by the Corporate Governance and Nominating Committee (“Governance Committee”) and nominated by the Board to serve for a one year term expiring at the 2011 Annual Meeting of Shareholders. All 17 of the director nominees currently serve as directors of the Company and the Bank. The number of directors serving on the Board and the Bank Board has been reduced over the past year and it is the intent of the Company and the Bank to further reduce the number of directors serving on the Board and the Bank Board over time and through attrition.
     The persons named as proxies in the accompanying proxy card intend to vote “FOR” the nominees named below. The nominees have consented to serve as directors of the Company if elected. If, at the time of the Annual Meeting, any of the nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the Board. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.
     Each of the nominees for director brings special skills and attributes to the Board through a variety of levels of education, business experience, director experience, banking experience, philanthropic interests, and community involvement. Additional information about each of the nominees and his or her special skills is provided below. The number of years of service on the Board indicated by the following table includes service on the Board, the Board of Directors of FNB Financial Services Corporation (“FNB”), the Board of Directors of FNB Southeast (“FNB Southeast”) and the Bank Board of Directors (the “Bank Board”) prior to the merger between the Company and FNB which became effective on July 31, 2007. The age of each director is as of February 1, 2010.
NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2011 ANNUAL MEETING

		Director
Name	Age	Since	Experience/Special Skills(2)
Michael S. Albert(1)	55	1995
Mr. Albert is a partner of Entrepreneurial Resources of NC, LLC. He joined Entrepreneurial Resources in April of 2009. Prior to serving as a partner with Entrepreneurial Resources, Mr. Albert served as the Vice President-Marketing and a consultant for Stanley Benefit Services, Inc. from March 2007 to April 2009. Prior to joining Stanley Benefit Services, Mr. Albert was the President, CEO and Director of Billings Transportation Group, Inc., the Treasurer of Cargo Carriers, Inc., the Vice President of Metro Motor Express, Inc., the President, CEO and Director of Billings Express, Inc., and a Vice President and Director of Billings Freight Systems, Inc. Mr. Albert is the current Chairman of the Board of the Company and the Bank. He is a graduate of the NC Bank Directors’ College (“Directors’ College”) and has attended courses at the NCCOB Advanced Directors’ College (“Advanced Directors’ College”). Mr. Albert has attended the NCBA Bank Directors’ Assembly (“Directors’ Assembly”). He earned a Bachelor of Science in Business Administration degree from the University of North Carolina at Chapel Hill.

		Director
Name	Age	Since	Experience/Special Skills(2)

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 15 years of experience serving as a bank director, including, but not limited to chairing the Audit Committee and serving as that committee’s financial expert; ability to analyze complex financial and organizational matters; financial and accounting experience as a certified public accountant with a Big Four accounting firm, including bank audit practice; experience as a chief executive officer of a major regional transportation company operating in multiple states; leadership roles in multiple community organizations.

J. David Branch	63	2006
Dr. Branch is an Ophthalmologist in private practice. Over the past 30 years, he has been involved in many community activities in North Carolina, including serving as Chairman of the Board of Trustees for Winston-Salem State University and as a trustee at Appalachian State University. Prior to joining the Board in 2006, he served as a director for two community banks and was also a member of the North Carolina Banking Commission. Dr. Branch is a graduate of the Directors’ College. He received a Bachelor of Arts degree from Franklin College, and an MD from Howard University.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: nine years of experience serving as a bank director, including service on many committees; an understanding of bank regulatory expectations due to his service on the North Carolina Banking Commission; ability to analyze complex organizational and strategic planning challenges; experience as a business owner; extensive experience serving as a director of community nonprofit organizations.

C. Arnold Britt	60	1985
Mr. Britt is the President and owner of Carolina Apothecary, Inc., Belmont Pharmacy, Inc. and RxCare, Inc. Mr. Britt has a broad and diverse background of serving on the boards of many organizations, including five charitable organizations on which he currently serves as a director. He is a graduate of the Directors’ College. Mr. Britt earned a Bachelor of Science degree in Pharmacy from the University of North Carolina at Chapel Hill.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 25 years of experience serving as a bank director, including service on many committees; experience as a business owner; extensive experience serving as a director of numerous community organizations, including many organizations within the Bank’s footprint.

Robert C. Clark	55	2005
Mr. Clark is the President and owner of FTS/Leesona Corporation, a manufacturer and distributor of industrial winding equipment. Since December 2001, Mr. Clark has served as a member of the Winston-Salem City Council where he currently chairs the Public Works Committee and serves on the Finance Committee. Mr. Clark currently serves as a director of three nonprofit organizations. He has a Bachelor of Arts degree from the University of the South and a Master in Business Administration degree from the Wharton School of the University of Pennsylvania. If elected, Mr. Clark plans on attending the Directors’ College in the summer of 2010.

		Director
Name	Age	Since	Experience/Special Skills(2)

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: five years of experience serving as a bank director, including service on many committees; four years of experience serving as member of the Bank’s advisory board in Winston-Salem; extensive experience in owning and operating several successful businesses; governance experience on several community and governmental organizations; financial skills acquired during graduate school.

Alex A. Diffey, Jr.	60	2006
Mr. Diffey is an independent banking consultant. He previously served as the Interim Chief Credit Officer of FNB Southeast from October 2005 to January 2007. Prior to his time with FNB Southeast, Mr. Diffey was a consultant with Thurmond Clower & Associates, specializing in loan portfolio reviews, and prior to that, was an employee of First Union National Bank (now known as Wachovia Bank, N.A.) for 32 years in various commercial lending, loan administration and capital markets positions, including Chief Credit Officer and Senior Vice President of First Union National Bank of South Carolina and a Senior Vice President and Senior Credit Officer of Wachovia Securities. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Mr. Diffey graduated from Emory University, receiving both his undergraduate degree and a Master in Business Administration, with concentrations in finance and banking.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: four years of experience serving as a bank director, including service on several committees; financial expertise; extensive experience in lending, credit management and organizational management; a broad array of bank regulatory experience from both his long tenure with First Union National Bank and, more recently, as a consultant to community banks.

Barry Z. Dodson	61	1997
Mr. Dodson is a certified public accountant and the owner of Barry Z. Dodson, CPA, PLLC. He currently serves as Vice Chairman of the Board, was the Lead Independent Director of the Board from August 2007 through May 2009 and was Chairman of the FNB Board of Directors and the FNB Southeast Board of Directors prior to the merger. Mr. Dodson is a director of The Moses Cone Hospital, Inc. where he serves on its audit committee. Mr. Dodson has over 37 years of experience in public accounting. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Mr. Dodson earned a Bachelor of Science degree from High Point University.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 13 years of experience serving as a bank director, including service on many committees; financial expertise and ability to understand complex financial arrangements; experience in serving on community boards, with particular experience serving on audit committees.

Joseph H. Kinnarney	56	1988
Dr. Kinnarney is the President and an owner of Reidsville Veterinary Hospital, Inc., Bel-Air Veterinary Hospital, Mebane Veterinary Hospital and Greensboro Pet Spa & Resort, Inc. Dr. Kinnarney is also the President of Carolina Equine Hospital. He is a director of the American Veterinary Medical Association where he serves as a member of the Audit Committee.

		Director
Name	Age	Since	Experience/Special Skills(2)

Dr. Kinnarney is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Dr. Kinnarney earned his Doctorate in Veterinary Medicine from Cornell University and a Bachelor in Animal Science degree and a Master in Reproduction from the University of Kentucky.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 22 years of experience serving as a bank director, including service on many committees; credit management oversight experience; experience as the owner of several businesses operating within the Bank’s footprint; experience serving as a director in nonprofit organizations.

Robert F. Lowe	67	1983
Mr. Lowe is a retired executive of the Company and the Bank. On July 1, 2008, Mr. Lowe retired as CEO of the Company. He served as Chairman of the Company and the Bank from 1990 to May 2009, and as CEO of the Company from January 1984 through June 2008; and as CEO of the Bank from 1984 until 2007. Mr. Lowe served as Chairman of the North Carolina Bankers Association; and served on the Board and was Treasurer of the American Bankers Association. He has a total of 44 years of banking experience. In addition, Mr. Lowe continues to be actively involved as a director or trustee of a number of non-profit organizations. Mr. Lowe served as Chairman of the Board of Directors of Lexington Memorial Hospital, and is Vice Chairman of the Board of The College Foundation, Inc. He earned a Bachelor in Arts in Economics from the University of North Carolina at Chapel Hill, and also completed the Young Executive’s Institute at the UNC School of Business.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: broad financial institution management experience over several decades; extensive community governance experience; broad experience in multiple roles as a director over the past 27 years; involvement in banking industry associations, which resulted in opportunities to interact with other bank executives throughout the United States.

Robert V. Perkins	54	2005
Mr. Perkins is the President and a co-owner of NAI Piedmont Triad, a commercial real estate services firm. Mr. Perkins has been a member of the Greensboro City Council since 1993. Mr. Perkins serves on the Board of Trustees of Bennett College and as a member of the Board of Directors of One Step Further, a non-profit organization. Mr. Perkins has attended the Directors’ Assembly. Mr. Perkins earned a Bachelor of Arts degree and a Master in Business Administration degree from Duke University.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: five years of experience serving as a bank director, including service on many committees; extensive experience in strategic planning and corporate governance; extensive management experience as a principal in a successful real estate brokerage business; experience and contacts through community organizations in the Triad Region of North Carolina.

		Director
Name	Age	Since	Experience/Special Skills(2)
Pressley A. Ridgill	57	2005
Mr. Ridgill is the President, CEO and a director of the Company and the Bank. He was named the President of the Company and President and CEO of the Bank in July 2007, and CEO of the Company in July 2008. Prior to the merger with FNB, Mr. Ridgill was the President and CEO of FNB and FNB Southeast. He joined FNB Southeast as the Chief Operating Officer in November 2000 and was promoted to President in November 2005 and CEO in February 2006. He has a total of 35 years of financial services experience. Mr. Ridgill earned a Master of Accountancy degree and Bachelor of Science in Business Administration (Finance) degree from the University of South Carolina. He is a graduate of Louisiana State University’s Graduate School of Banking of the South and is a certified public accountant and a certified financial planner. Mr. Ridgill regularly attends Advanced Directors’ College courses, the Directors’ Assembly, and is a graduate of the Directors’ College. He actively participates in community organizations throughout the Company’s footprint and currently serves on the Boards of the Greensboro Partnership, the United Way of Greater Greensboro and the Davidson County Community College Foundation, Inc. He also serves as a member of the Greensboro Economic Development Alliance Operating Committee. From 2006 through 2008, Mr. Ridgill served on the Board of the North Carolina Bankers Association. The North Carolina Association of CPAs recognized Mr. Ridgill as the 2004-2005 Outstanding Member in Business and Industry.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: five years experience serving as a bank director, including service on many committees; extensive financial institution management experience; expertise in mergers, acquisitions, and corporate restructuring and integration; instrumental in shaping the Company’s strategic direction following the merger of the Company with FNB; financial and accounting expertise as a certified public accountant, a certified financial planner and a community banker; broad experience as a director of various community organizations; longstanding relationships with community bankers, investment bankers and other bank executives on a national level.

Mary E. Rittling	59	2006
Dr. Rittling is President of the Davidson County Community College. She currently serves as a community partner and advocate in both Davidson and Davie Counties. She is a graduate of the Directors College, and was recently recognized in the Triad as an Exceptional Leader [2009] and as a Woman Extraordinaire [2008]; she was also named as the Outstanding Woman in Business by the Lexington Area Chamber of Commerce in 2009. She earned a degree in Nursing from D’Youville College, a Master degree in Nursing from Binghamton University, a Master degree and a Doctorate in Education from Columbia University. She also completed studies at the Harvard University Institute for New Presidents.

Areas of relevant experience qualifying her for service as a director include, but are not limited to, the following: four years of experience serving as a bank director, including service on many committees; experience in strategic planning and corporate governance; ability to address complex outcomes; community and regional involvement.

		Director
Name	Age	Since	Experience/Special Skills(2)
Burr W. Sullivan	63	1987
Mr. Sullivan is the President and CEO of the Lexington Area Chamber of Commerce. From November 2006 to August 2008, Mr. Sullivan was a consultant for Graphic Printing Services. Prior to consulting, Mr. Sullivan was the President and owner of Dorsett Printing and Lithograph Corporation from February 1981 to October 2006. He has served on the boards of many community, regional and state organizations and served as the leader of several of these, including serving as the Chairman of the Board of Directors for Lexington Memorial Hospital and heading the regional selection committee for the Morehead Scholarship program. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Mr. Sullivan has attended the Directors’ Assembly. In addition, Mr. Sullivan earned a Bachelors degree in Accounting from Marshall University and a Master in Business Administration degree from the University of North Carolina at Chapel Hill. Mr. Sullivan was a commissioned officer in the United States Army and is a decorated combat leader. He is active in the National Association of Corporate Directors.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 23 years of experience serving as a bank director, including service on many committees; accounting and financial expertise; extensive governance experience on an array of boards; experience in owning and operating a successful business competing in a global environment; leadership experience spanning several decades.

E. Reid Teague	60	2002
Mr. Teague is the owner and President of Eden Oil Co., Inc. He is a member of the National Council for Citgo Marketers representing the southern states. Mr. Teague has served as a board member of the North Carolina Petroleum Marketers Association and the Pennrose Park Country Club. He is a graduate of the Directors’ College. Mr. Teague earned a Bachelor of Science degree in Business from the University of North Carolina at Chapel Hill.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: eight years of experience serving as a bank director, including service on many committees; experience in owning and operating a successful business; experience in both audit/risk and governance committee work; extensive community service and contacts within the Bank’s footprint.

John F. Watts	51	2005
Mr. Watts is the owner of Watts Realty, a North Carolina Limited Partnership. Prior to joining the Board in 2005, Mr. Watts served as a director for two community banks. Mr. Watts has also attended the Directors’ Assembly for the past five years. He is a graduate of the Directors’ College and has attended courses at the Advanced Directors’ College. Mr. Watts earned a Bachelor in Science degree in Math from Elon University.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: nine years of experience serving as a bank director, including service on many committees; experience in credit management oversight; experience in owning and operating a successful real estate brokerage business; extensive contacts through community involvement in Stokes and Forsyth Counties.

		Director
Name	Age	Since	Experience/Special Skills(2)
G. Alfred Webster	61	2006
Mr. Webster is a retired executive of Unifi, Inc. Prior to entering retirement, Mr. Webster was the Executive Vice President of Unifi, Inc. Mr. Webster currently serves as a director and the Chair of the Executive Committee of Unifi, Inc. In addition, he currently serves as a director of Christ School in Arden, NC and previously served as a director of Annie Penn Hospital in Reidsville, NC. He has attended courses at the Advanced Directors’ College and the Directors’ Assembly. If elected, Mr. Webster plans on attending the Directors’ College in the summer of 2010. Mr. Webster earned a Bachelor of Science in Business Administration degree from the University of North Carolina at Chapel Hill.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: four years of experience serving as a bank director, including service on many committees; corporate governance and compensation experience; experience in development of global business relationships; extensive business experience in materials procurement for a global business; extensive community connections and involvement with local and regional organizations.

Kenan C. Wright	56	1990
Mr. Wright is the President of The Wright Co. of N.C., Inc., a general contracting firm. Mr. Wright is active on the boards of many nonprofit community organizations. He has served on Board of Trustees of Rockingham Community College since 2002 and chaired the Board of Trustees from 2008 through 2009. He is also a past chairman of the Board of Trustees of Morehead Memorial Hospital. He is a graduate of the Bank Directors’ College and has attended courses at the Advanced Directors’ College. He also regularly attends the Directors’ Assembly. Mr. Wright has a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 20 years of experience serving as a bank director, including service on many committees; extensive experience in strategic planning; experience operating a successful real estate development business; extensive community involvement.

Julius S. Young, Jr.	61	1988
Mr. Young is the President of Jay Young Management, Inc., an asset management firm. He was Vice President-Sales of Lexington Furniture Industries from 1978 to 1988. Mr. Young has served on the board of directors of Lexington Hospital and the YMCA in Lexington, NC. He is a graduate of the Directors’ College. Mr. Young has attended the Directors’ Assembly. If elected, Mr. Young plans on attending the Directors’ College in the summer of 2010. Mr. Young earned a Bachelor of Arts degree and a Master of Arts-Liberal Studies degree from Wake Forest University.

Areas of relevant experience qualifying him for service as a director include, but are not limited to, the following: 22 years of experience serving as a bank director, including service on many committees; expertise in trust department oversight; manufacturing management experience; investment experience spanning several decades; extensive community contacts and related board governance experience.

(1)	Billings Transportation Group, Inc., Billings Freight Systems, Inc., Billings Express, Inc. and Metro Motor Express, Inc. filed for voluntary bankruptcy under Chapter 7 in September of 2006.

(2)
In addition to the above experiences, education and skills, each director (except for Mr. Teague due to a scheduling conflict) attended the Board retreat held on February 24, 2010 at which several guest speakers spoke on a broad range of financial industry, economic, legislative and board related matters.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS
DIRECTORS, EACH TO SERVE UNTIL THE 2011 ANNUAL MEETING
     Except for Mr. Lowe and Mr. Ridgill, all members of the Board are “independent” as defined under the rules and listing standards of the Global Select Market of the Nasdaq Stock Market, LLC (“Nasdaq GS”). All members of the Compensation Committee, the Audit Committee and the Governance Committee are “independent” as defined under the rules and listing standards of the Nasdaq GS.
Who Serves on the Board of Directors of the Bank?
     The Bank currently has an 18 member board of directors which is comprised of the same persons who are directors of the Company. Mr. Gary G. Blosser, a director of the Company and the Bank since 1999, elected not to stand for re-election at the 2009 Annual Meeting of Shareholders held on May 13, 2009 (the “2009 Annual Meeting”). Mr. John W. Thomas, III, a director of the Company and the Bank since 2004, resigned as a director of the Company and the Bank effective December 16, 2009. Elizabeth S. Ward, a director of the Company and the Bank since 2007, decided not to stand for re-election at the Annual Meeting due to personal reasons. Those persons elected to the Board at the Annual Meeting will also be elected by the Company as directors of the Bank.
How Much Common Stock do our Directors and Executive Officers Own?
     The following table sets forth information as of February 12, 2010 concerning the beneficial ownership of Common Stock of each director and each named executive officer who held office during 2009 and by all directors and named executive officers as a group. According to rules promulgated by the Securities and Exchange Commission (the “SEC”), a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

BENEFICIAL OWNERSHIP TABLE

Name of	Amount and Nature of		Percentage of
Beneficial Owner	Beneficial Ownership(1)		Class(2)
Michael S. Albert	24,511	(3)	*
David P. Barksdale	8,941	(4)	*
Gary G. Blosser	4,362	(5)	*
J. David Branch	21,920		*
C. Arnold Britt	139,363	(6)	*
William W. Budd, Jr.	6,900	(7)	*
Robert C. Clark	11,013	(8)	*
Alex A. Diffey, Jr.	10,070		*
Barry Z. Dodson	101,894	(9)	*
Robin S. Hager	3,036	(10)	*
Ramsey K. Hamadi	35,752		*
Joseph H. Kinnarney	100,122	(11)	*
Robert F. Lowe	153,300	(12)	*
Robert V. Perkins	29,054	(13)	*
Pressley A. Ridgill	156,996	(14)	*
Mary E. Rittling	3,606	(15)	*
Michael W. Shelton	4,730	(16)	*
Burr W. Sullivan	26,592	(17)	*
E. Reid Teague	69,348	(18)	*
John W. Thomas, III	7,286	(19)	*
Elizabeth S. Ward	20,192	(20)	*
John F. Watts	30,506	(21)	*
G. Alfred Webster	3,458		*
Kenan C. Wright	94,192	(22)	*
Julius S. Young, Jr.	74,888	(23)	*
Directors and Executive Officers as a Group (25 total)	1,142,032	(24)	7.08%

*	Represents less than 1% of the issued and outstanding Common Stock.

(1)	Unless otherwise noted, all shares are owned directly of record or are shares for which the named individual has sole voting and investment power.

(2)	Based upon 15,655,868 shares outstanding as of February 12, 2010. Assumes the exercise of only those stock options held as of February 12, 2010, with respect to each designated recipient.

(3)
With respect to Mr. Albert, the amount includes (a) 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan (as hereinafter defined); and (b) 800 shares owned by a trust for the benefit of Mr. Albert’s son, for which Mr. Albert is the trustee.

(4)	With respect to Mr. Barksdale, the amount includes 6,700 options that may be exercised within 60 days under the Comprehensive Benefit Plan.

(5)
With respect to Mr. Blosser, the amount includes 1,918 shares owned by Mr. Blosser’s mother over which Mr. Blosser has a power of attorney. Mr. Blosser decided not to stand for re-election as a director of the Board at the 2009 Annual Meeting.

(6)	With respect to Mr. Britt, the amount includes (a) 53,497 options that may be exercised within 60 days under the FNB Omnibus Plan; and (b) 554 shares held by Mr. Britt’s wife.

(7)	With respect to Mr. Budd, the amount includes 5,350 options that may be exercised within 60 days under the FNB Incentive Plan.

(8)
With respect to Mr. Clark, the amount includes (a) 1,000 options that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 375 shares held by Mr. Clark as custodian for Mr. Clark’s daughter.

(9)
With respect to Mr. Dodson, the amount includes (a) 52,243 options that may be exercised within 60 days under the FNB Omnibus Plan; (b) 394 shares held jointly with Mr. Dodson’s wife; (c) 2,650 shares held by Mr. Dodson’s wife, (d) 7,077 shares held jointly with Mr. Dodson’s daughter; and (e) 3,362 shares held by Mr. Dodson’s daughter.

(10)
With respect to Ms. Hager, the amount includes (a) 535 options that may be exercised within 60 days under the FNB Omnibus Plan; and (b) 2,500 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

(11)
With respect to Dr. Kinnarney, the amount includes 53,497 options that may be exercised within 60 days under the FNB Omnibus Plan. The amount includes 18,723 shares which have been pledged by Dr. Kinnarney to the Bank as collateral for a loan.

(12)	With respect to Mr. Lowe, the amount includes (a) 60,000 options that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 10,354 shares held by Mr. Lowe’s wife.

(13)	With respect to Mr. Perkins, the amount includes 18,725 options that may be exercised within 60 days under the FNB Omnibus Plan.

(14)	With respect to Mr. Ridgill, the amount includes 120,369 options that may be exercised within 60 days under the FNB Omnibus Plan.

(15)	With respect to Ms. Rittling, the amount includes 2,000 shares held by Ms. Rittling’s husband.

(16)
Mr. Shelton served as the Chief Financial Officer of the Company and the Bank until March 25, 2009, at which time he became the Treasurer of the Company and the Bank. Mr. Shelton resigned in all capacities from the Company and the Bank on October 9, 2009.

(17)
With respect to Mr. Sullivan, the amount includes (a) 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 7,602 shares held by Mr. Sullivan’s wife; and (c) 509 shares held by the Bank as custodian for Mr. Sullivan’s wife.

(18)
With respect to Mr. Teague, the amount includes (a) 35,109 options that may be exercised within 60 days under the FNB Omnibus Plan; (b) 835 shares held by Mr. Teague’s wife; and (c) 333 shares held by Mr. Teague’s daughter.

(19)
With respect to Mr. Thomas, the amount includes (a) 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan; and (b) 1,350 shares held in a revocable trust for which Mr. Thomas’ wife is the trustee. Mr. Thomas resigned as a director of the Board and the Bank Board effective December 16, 2009.

(20)	Ms. Ward decided not to stand for re-election as a director of the Board at the Annual Meeting.

(21)
With respect to Mr. Watts, the amount includes (a) 1,000 options that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 639 shares held by Mr. Watts as custodian for Mr. Watts’ daughter; and (c) 69 shares held by Mr. Watts as custodian for Mr. Watts’ son.

(22)	With respect to Mr. Wright, the amount includes 53,497 options that may be exercised within 60 days under the FNB Omnibus Plan.

(23)	With respect to Mr. Young, the amount includes 2,250 options that may be exercised within 60 days under the Comprehensive Benefit Plan.

(24)	Includes 473,022 options that may be exercised by the directors and executive officers within 60 days under all equity incentive plans.

Security Ownership of Certain Beneficial Owners
     The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of our Common Stock notify the SEC and us. Set forth below is certain information, as of March 15, 2010, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to us to own beneficially more than 5% of our Common Stock.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class(1)
U.S. Department of the Treasury	2,567,255 (2)	14.09%
1500 Pennsylvania Avenue, NW Washington, D.C. 20220

(1)	Based upon a total of 15,655,868 shares of Common Stock outstanding as February 12, 2010 plus the amount of the warrant issued to the U.S. Department of the Treasury.

(2)
The amount represents a warrant to purchase 2,567,255 shares of its Common Stock to the U.S. Department of the Treasury on December 12, 2008. As of March 15, 2010, the U.S. Department of the Treasury had not exercised the warrant. See “Participation in Troubled Asset Relief Program/Capital Purchase Program” on page 18.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the executive officers and directors of the Company and persons who beneficially own more than 10% of the outstanding shares of our Common Stock to file with the SEC reports disclosing their initial ownership of Common Stock, as well as subsequent reports disclosing changes in such ownership. To our knowledge, based solely on a review of copies of such reports furnished to us and written representations from executive officers and directors, we believe that during the fiscal year ended December 31, 2009, all of our executive officers and directors complied with all applicable Section 16(a) filing requirements.
Executive Officers of the Company
     Pressley A. Ridgill (age 57 as of February 1, 2010). Mr. Ridgill is the President, CEO and a director of the Company and the Bank. Prior to being named the CEO of the Company, Mr. Ridgill served as the President and a director of the Company and the President, CEO and a director of the Bank from July 31, 2007 until June 30, 2008. Prior to the merger with FNB, Mr. Ridgill was the President, CEO and a director of FNB and FNB Southeast. He joined FNB in November 2000 as the Chief Operating Officer, was elected President in November 2005 and CEO in February 2006.
     Ramsey K. Hamadi (age 40 as of February 1, 2010). Mr. Hamadi is an Executive Vice President and the Chief Financial Officer (“CFO”) of the Company and the Bank. Mr. Hamadi joined the Company and the Bank on March 25, 2009. Prior to joining the Company and the Bank, Mr. Hamadi served as the CFO of Pulaski Financial Corp. from July 2001 to March 2009 and as the Controller of Pulaski Financial Corp from June 2000 to July 2001.
     David P. Barksdale (age 46 as of February 1, 2010). Mr. Barksdale is an Executive Vice President and the Chief Banking Officer of the Bank. Prior to this, Mr. Barksdale served as an Executive Vice President and Regional President over the Western Triad region of the Bank from August 2007 to August 2008, a Senior Vice President and Chief Credit Officer of the Bank from July 2006 to August 2007 and a Senior Vice President and Area Executive for Forsyth and Stokes Counties from August 2004 to July 2006. Prior to joining the Bank, he worked for Wake Forest University as the Director of Annual Support and the College Fund.
     William W. Budd, Jr. (age 47 as of February 1, 2010). Mr. Budd is an Executive Vice President and the Chief Credit Officer of the Bank. Prior to the merger with FNB, Mr. Budd was an Executive Vice President and the Chief Credit Officer of FNB Southeast. He joined FNB Southeast in January 2007 as an Executive Vice President and the Chief Credit Officer. Prior to joining FNB, Mr. Budd was with SunTrust Bank (formerly Central Carolina Bank) where he held various roles from July 1993 to December 2006 including Commercial Banking Manager,

Regional Senior Credit Officer and Group Line of Business Manager for Commercial Real Estate Finance for North and South Carolina.
     Robin S. Hager (age 47 as of February 1, 2010). Ms. Hager is an Executive Vice President and the Chief Resource Officer of the Bank. Prior to the merger with FNB, Ms. Hager was the head of Retail Bank Administration for FNB Southeast. Ms. Hager joined FNB Southeast in September 2005 as the Corporate Sales Manager and was elected Senior Vice President of Retail Bank Administration in June 2006. Prior to joining FNB, Ms. Hager worked for eight years at SouthTrust Bank in various roles including Operations Manager, Sales Manager and Retail Bank Administration.
How Often Did our Board Meet During 2009?
     During 2009, the Board held 15 meetings, and each director attended at least 75% of the aggregate Board meetings held. Each director attended at least 75% of the total number of meetings held by all committees of the Board on which such director served. Our Corporate Governance Guidelines (“Governance Guidelines”) require that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting. At the 2009 Annual Meeting, each member of the then current Board, except for J. David Branch and Alex A. Diffey, Jr., was in attendance.
How can you communicate with the Board?
     We do not have formal procedures for shareholder communication with our Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for the Board, or any individual director, can be directed to Pressley A. Ridgill, our President and CEO, at our principal executive offices located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410. You also may direct correspondence to the Board, or any of its members, in care of the Company at the foregoing address. Your communication will be forwarded to the intended recipient unopened.
Participation in the Troubled Asset Relief Program/Capital Purchase Program (“TARP/CPP”)
     On December 12, 2008, we entered into a Letter Agreement (the “Letter Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which we sold (i) 52,372 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) and (ii) a warrant to purchase 2,567,255 shares of our Common Stock, par value $5.00 per share, for an aggregate purchase price of $52,372,000.
Certain Relationships and Related Transactions
     Certain directors, nominees for director and executive officers of the Company, companies with which directors, nominees for director and executive officers are associated, and/or the immediate family members of directors, nominees for director and executive officers of the Company are customers of the Bank and as such may from time to time borrow funds from the Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable to such borrowers, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and except as set forth in the section titled “Board Committee – Compensation Committee Interlocks and Insider Participation” on page 25, do not involve more than the normal risk of collectability or present to the Bank other unfavorable features. See “Board Committees — Compensation Committee Interlocks and Insider Participation.”
Code of Business Conduct and Ethics
     We have maintained a written Code of Ethics for many years. The Board conducts an annual review of the “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of the Company and all of its direct and indirect subsidiaries (the “General Code”), and the “Code of Business Conduct and Ethics for the CEO and Senior Financial Officers” which applies to our CEO, President and senior financial officers including our CFO and our Chief Accounting Officer (the “Officer Code”). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional standards on our CEO, President and senior financial officers concerning our accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the CEO and the CFO, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (1) affects disclosures made by the Company in our public filings; (2) demonstrates significant deficiencies in our internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the Board, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the CEO, President or the senior financial officers, which actions may include termination of employment. Copies of the General Code and the Officer Code are available on our website, www.newbridgebank.com, under the heading Investor Relations.
Board Leadership Structure and Risk Oversight
     Until May 2009, we operated under the traditional U.S. board leadership structure with our current or former CEO serving as Chairman of the Board. However, beginning in May 2009, the Board implemented a new policy whereby the offices of Chairman and Vice Chairman of the Board would not be filled by the CEO or other officers. Currently, the Board is led by the Chairman, and in his or her absence, the Vice Chairman.
     The ultimate authority to oversee the business of the Company rests with the Board. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and, to the extent appropriate under North Carolina corporate law, other constituencies including employees, customers, suppliers and the communities in which it does business. The Board appoints the Company’s officers, who have responsibility for management of the Company’s operations. The Bank’s officers, other than the President and CEO, are appointed by the President and CEO of the Bank. Once appointed, the President and CEO of the Bank notifies the Bank’s Board of such appointments. It is our Chairman’s responsibility to lead the Board. Our CEO is responsible for leading our management team and the Company’s employees and operating the Company. As directors continue to have ever increasing oversight responsibilities, we believe it beneficial to have an independent Chairman whose sole job is Board leadership.
     In making the decision to change the leadership structure and appoint an independent Chairman, the Board considered the time demands on our CEO, particularly in the current economic environment. By having another director serve as Chairman of the Board, our CEO is able to focus all of his energy on managing our operations. By clearly delineating the role of the office of the Chairman, we believe we have ensured no duplication of effort between the CEO and the Chairman. We believe this governance structure results in strong, independent leadership of our Board, while positioning our CEO as the leader of the Company in the eyes of our customers, employees and shareholders.
     The Board currently consists of 16 independent members and only two non-independent members, Mr. Lowe and Mr. Ridgill. A number of our independent directors are currently serving or have served as members of senior management of other companies and have served as directors of other companies. We have three Board committees comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent leadership of the Board by the non-executive Chairman, benefits our Company and our shareholders.
     The Company manages risk through a series of fluid and dynamic mechanisms. The “tone” is established at the top with the Board overseeing the general risk management strategy and ensuring risks undertaken are consistent with the Board’s established risk tolerance. Management is responsible for the day-to-day risk management processes. Risk assessment reports are provided to the Board by management on a regular and timely basis.

     The Board has established committees in order to effectively divide risk monitoring responsibilities and capabilities. The Committees include: Audit, Compensation, Executive, Governance and Strategic Initiatives Committees. The Audit Committee, charged by the Board with the primary oversight responsibility for risk management, also oversees the integrity of financial reporting, compliance with laws and regulations, and the structure of internal control. The Compensation Committee provides oversight for executive compensation as well as other compensation programs for associates and bank officers. The Governance Committee assists in the establishment of principles for the Company and provides leadership over corporate governance matters. The Strategic Initiatives Committee (“Strategic Initiatives”) studies and makes recommendations to the Board on matters related to setting the overall strategic direction for the preparation by the Company’s management of formal multi-year business plans. The Executive Committee may exercise, during intervals between meetings of the Board, all the powers and authority of the Board in directing the management of the business and affairs of the Company, except as otherwise provided in the Bylaws of the Company or as limited by North Carolina law. In addition, the Bank Board has established the Credit Management Committee and the Trust Committee. The Credit Management Committee monitors credit risk and the Trust Committee monitors the Company’s fiduciary responsibilities as it relates to the Investment and Trust Services Department.
     Similarly, management has established internal management committees comprised of senior officers of the Bank to provide effective oversight at the management level. The committees include the Asset Liability Committee (ALCO), the Information Technology Steering Committee, the Rate Committee, and the Compliance & CRA Committee. With respect to established risk tolerances, the ALCO Committee monitors interest rate and liquidity risk and the Compliance & CRA Committee monitors regulatory risk.
     In December 2009, the Board’s Strategic Initiatives Committee recommended the adoption of the Company’s 2010 Strategic Plan, 2010 Operating Plan and 2010 Profit Plan (the “Plans”) to the Board. The Company’s Strategic Plan provides direction and guidance to position the franchise for future growth over the next three to five years. The Strategic Plan also sets forth the Company’s Vision and Mission. From a tactical perspective, management has established an Operating Plan and a Profit Plan. The Plans are interrelated in their purpose and provide a roadmap to achieving the Company’s stated Vision and Mission. Plan metrics and goals are monitored by management on a regular basis, and results are reported to the Board on a quarterly basis. All three plans are approved by the full Board on an annual basis.
     The General Code and the Officer’s Code discussed above outline appropriate behavior for all employees. A “Whistleblower” provision is incorporated in the Code and provides a mechanism for employees to anonymously report malfeasance, fraud, financial reporting abuses, etc. Employees are required to provide annual certifications stating their understanding of and compliance with the Code. In addition, on August 19, 2009, the Company adopted an Excessive and Luxury Expenditures Policy (the “Luxury Policy”) setting forth the Company’s policy that expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, and other similar items, activities or events are prohibited to the extent that such expenditures are not reasonable for employee or director development, reasonable performance incentives or other similar measures conducted in the normal course of business. A copy of the Luxury Policy is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     In the day-to-day management of risk, management has established and implemented appropriate policies, procedures and risk assessment tools, and a defined organization and reporting structure. With respect to the organization and reporting structure, a hierarchy has been created which divides responsibility along four main lines of business and further divides responsibilities efficiently and effectively into specific processes. The structure is further enhanced by providing the Internal Audit and Loan Review functions independent functional reporting responsibilities to their respective Board committees. Risk assessments have been created to properly identify and monitor risk for the Company either at an entity level or within specific lines of business as appropriate.
     The Board believes that the foundation for risk management is well-established and understood throughout the Company from the Board level down throughout the organization.

Board Committees
     The Board has five standing committees: Audit, Compensation, Governance, Executive and Strategic Initiatives Committees. The Board of Directors of the Bank has two standing committees, the Credit Management and Trust Committees, on which Board members serve in their capacity as directors of the Bank.
     Audit Committee. We have a standing Audit Committee established in accordance with the Exchange Act. The current members of the Audit Committee are Barry Z. Dodson (Chair), Mary E. Rittling, E. Reid Teague, Elizabeth S. Ward and Kenan C. Wright. The Audit Committee held six meetings in 2009. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq GS, Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the Board has determined that Barry Z. Dodson, Chairman of the Audit Committee, and Elizabeth S. Ward, a member of the Audit Committee, are “audit committee financial experts” within the meaning of applicable SEC regulations.
     The Audit Committee’s primary responsibilities are to assist the Board in overseeing the accounting and financial reporting processes and the audits of our financial statements, including oversight of (1) the integrity of our financial reports and other financial information; (2) compliance with legal and regulatory requirements; (3) our systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; (4) the structure, staffing and performance of our internal audit function; (5) the independence and performance of our independent registered public accounting firm engaged to audit and review our financial statements; and (6) our auditing, accounting and financial reporting processes generally. In addition, the Audit Committee is responsible for overseeing management in establishing, implementing and operating a risk management system. The Audit Committee has also been appointed as our Qualified Legal Compliance Committee within the meaning of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding our accounting and auditing matters.
     On November 2, 2009, we conducted our annual review and approval of the Employee Complaint Procedures for Accounting and Auditing Matters, which encourages any employee with such complaints or concerns to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, if necessary.
     On January 13, 2009, the Audit Committee recommended to the Governance Committee that the duties and responsibilities of the Bank’s Risk Committee be merged into the Audit Committee. The Governance Committee concurred with the recommendation on January 21, 2009 and such recommendation was ratified by the Board. On March 18, 2009, the Audit Committee adopted an Amended and Restated Charter and the Board approved the Amended and Restated Charter on March 18, 2009. On August 6, 2009, the Audit Committee reviewed the Amended and Restated Charter and determined that it was discharging its duties set forth therein and recommended to the Board that certain immaterial revisions be made to the written charter. The Board re-approved the Amended and Restated Charter on August 19, 2009. A copy of the Amended and Restated Charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

     Audit Committee Report. The Audit Committee has reviewed and discussed our audited consolidated financial statements with management and has discussed with Grant Thornton, our independent registered public accounting firm for the year ended December 31, 2009, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Audit Committee
Barry Z. Dodson, Chair
Mary E. Rittling
E. Reid Teague
Elizabeth S. Ward
Kenan C. Wright
     Governance Committee. The Governance Committee held four meetings in 2009. The current members of the Governance Committee are Burr W. Sullivan (Chair), J. David Branch, Alex A. Diffey, Jr., Mary E. Rittling and E. Reid Teague. Each of the members of the Governance Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. The primary responsibilities of the Governance Committee are to (1) identify and recommend qualified individuals to the Board for nomination as members of the Board and its committees; (2) recommend to the Board the slate of director nominees to be elected by our shareholders; (3) recommend directors to be elected by the Board to fill any vacancies on the Board; (4) periodically evaluate the Governance Guidelines, (5) lead the Board in shaping our corporate governance; and (6) oversee the evaluation of the Board and its committees.
     The Governance Guidelines comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. and are applicable to companies whose stock is listed for trading on the Nasdaq GS. The Governance Guidelines contain various provisions related to the functions of the Board, including: (1) the composition and size of the Board; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition of Board committees; (4) the role of the Board with respect to management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Governance Committee to determine whether the Board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth our retirement policy, which provides that no director may stand for election to the Board after his or her 70th birthday except in unusual circumstances approved by the Board. The Governance Committee is responsible for conducting periodic reviews of succession planning for executive officers. The Governance Committee reviewed the Governance Guidelines on September 16, 2009 and recommended several changes to the Board. The Board approved the amended Governance Guidelines on September 23, 2009. A copy of the Governance Guidelines is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     The Governance Committee has a written charter. On September 16, 2009, the Governance Committee reviewed its written charter. The Governance Committee determined that it was discharging its duties as set forth in the charter and recommended to the Board approval of the charter. The Board re-approved the charter on September 23, 2009 and made only minor changes as recommended by the Governance Committee. A copy of the charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.

Selection of Nominees for the Board
     The Governance Committee generally identifies new director candidates through its network of contacts, but may also engage, if it deems appropriate, a professional search firm (though to date no such an engagement has been made). The Board has established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the Board. The minimum criteria for the nomination of director candidates include:
•	the highest ethics, integrity and values;

•	an outstanding personal and professional reputation;

•	professional experience and personal expertise that add value to the work of the Board as a whole;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.
     The Governance Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under the rules and listing standards of the Nasdaq GS and applicable law), looking specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time given the then current mix of director attributes. The Governance Committee then chooses each candidate by majority vote to be recommended to the Board for approval as a nominee. In the case of an incumbent director whose term of office is set to expire, the Governance Committee generally reviews such director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, and by majority vote recommends such incumbent to the Board for approval as a nominee.
     The Governance Committee’s policy regarding consideration of director candidates recommended by shareholders is set forth in the Company’s Bylaws. If a shareholder desires to recommend a director as a nominee, the shareholder shall send a notice to the Company (addressed to the Secretary of the Company) setting forth the following information: (1) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee proposed in such notice, (2) the principal occupation or employment of each such nominee, (3) the nominee’s qualifications to serve as director, (4) an executed written consent of the nominee to serve as a director of the Company if so elected, (5) the number of shares of Common Stock beneficially owned by each such nominee, (6) the name and record address of the shareholder making the nomination, (7) the class, series, and number of the Company’s shares that are owned of record or beneficially by the shareholder making the nomination, (8) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the nominee, (9) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, and (10) any material interest of the shareholder in the proposed nomination. The Secretary will deliver all such notices to the Governance Committee for review and consideration in accordance with the minimum qualifications described above. The Governance Committee and the Board shall thereafter make its determination as to whether such candidate should be nominated for election as a director in the same manner as the Governance Committee determines whether a committee-nominated candidate should be nominated for election as a director.

Diversity of the Board
     The Governance Committee does not maintain a formal diversity policy with respect to the identification of nominees to the Board. Diversity is just one of many factors considered by the Governance Committee in recommending director nominees each year. These factors are summarized in the Governance Guidelines available on our website, www.newbridgebank.com, under the heading Investor Relations, and they are considered by the full Board prior to the nominees being approved. We define diversity broadly to include differences in race, gender, ethnicity, age, viewpoint, professional experience, educational background, skills, geographic mix within the marketplace, and other personal attributes that can foster heterogeneity in order to encourage and maintain board effectiveness. We believe that we have a broadly diverse board, benefiting the shareholders.
     Compensation Committee. The Compensation Committee held five meetings in 2009. The current members of the Compensation Committee are G. Alfred Webster (Chair), C. Arnold Britt, Joseph H. Kinnarney and Julius S. Young, Jr. Each of the members of the Compensation Committee is “independent” as determined by the Board under the rules and listing standards of the Nasdaq GS. Additionally, each of the Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
     The primary responsibilities of the Compensation Committee are to assist the Board in (1) determining appropriate compensation levels for our CEO and members of the Board; (2) evaluating officer and Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in our proxy statement. In addition, the Compensation Committee must meet at least twice per year with our senior risk officer to discuss and review the relationship between our risk management policies and practices and all incentive compensation arrangements as well as to certify that it has completed a review of all incentive compensation arrangements.
     The Compensation Committee may delegate the authority to determine base salaries for all executive officers and employees of the Company and the Bank, other than the President and CEO, to the CEO. Based on the authority granted by the Compensation Committee, Mr. Ridgill, our President and CEO, determines the base salaries earned by Mr. Hamadi, Mr. Barksdale, Mr. Budd, Ms. Hager and other senior officers and employees of the Company and the Bank. Mr. Ridgill notifies the Compensation Committee of his decisions regarding base salaries. He does not participate in the Compensation Committee’s discussion or decisions regarding his own compensation. In 2009, the Compensation Committee did not engage a compensation consultant to help evaluate the Company’s compensation design, process and decisions.
     The Compensation Committee administers the NewBridge Bancorp Management Incentive Plan (the “Management Incentive Plan”). It also administers outstanding equity compensation awards under the following plans: (1) the 1994 Director Stock Option Plan (the “Director Option Plan”); (2) the 1996 Omnibus Stock Incentive Plan (the “1996 Omnibus Plan”); (3) the FNB Omnibus Equity Compensation Plan (the “FNB Omnibus Plan”); and (4) the FNB Long Term Stock Incentive Plan (the “FNB Incentive Plan”). The Compensation Committee also administers the NewBridge Bancorp Comprehensive Equity Compensation Plan for Directors and Employees (the “Comprehensive Benefit Plan”), which was approved by our shareholders at the 2004 Annual Meeting of Shareholders. When the shareholders approved the Comprehensive Benefit Plan, the Director Option Plan, the 1996 Omnibus Plan and the FNB Omnibus Plan were terminated (except with respect to outstanding awards). The FNB Incentive Plan and the Comprehensive Benefit Plan are now the only plans under which the Compensation Committee may award new grants of stock options, stock appreciation rights, deferred stock and other equity-based awards to directors and employees. The Compensation Committee selects participants for the FNB Incentive Plan and the Comprehensive Benefit Plan and determines (subject to the terms of the respective plan) the type, timing, pricing, vesting and amount of awards granted pursuant to the FNB Incentive Plan and the Comprehensive Benefit Plan, as applicable.
     The Compensation Committee has a written charter. On February 23, 2010, the Compensation Committee reviewed its written charter. The Compensation Committee determined that it was discharging its duties as set forth in the charter. The Compensation Committee recommended to the Board that certain immaterial revisions be made to the written charter. The Board re-approved the charter on March 17, 2010 and made no revisions. A copy of the

Compensation Committee charter is available on our website, www.newbridgebank.com, under the heading Investor Relations.
     Compensation Committee Interlocks and Insider Participation. No current member of the Compensation Committee is or has been an employee of the Company or any of our subsidiaries. None of our executive officers serve on the compensation committee or as a director of another entity of which an officer or director of such other entity serves on our Compensation Committee.
     The Audit Committee is charged with reviewing and approving all related party transactions of the Company or the Bank and its directors, executive officers or associates thereof, other than transactions subject to Federal Reserve Regulation O. All material facts of the transactions and the named executive officer’s or the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction. The Credit Management Committee routinely considers extensions of credit, direct and indirect, by the Bank to any executive officer or director, or any such person’s affiliates or immediate family members pursuant to Regulation O. Lines of credit to such persons are reviewed at least every 14 months. Extensions are compared against market terms for similar transactions.
     Mr. Perkins, a director of the Company and the Bank, is the President and co-owner of NAI Piedmont Triad (“NAI”), a real estate brokerage firm. During the fiscal year ended December 31, 2009, NAI represented the Bank in three real estate transactions. NAI represented the Bank in connection with a lease for a branch office located at 201 North Elm Street in Greensboro, North Carolina. The Bank paid NAI a commission of $10,047. Of this, Mr. Perkins received $8,540 as direct commission from the transaction as well as by virtue of his ownership interest in NAI. In addition, NAI represented the Bank in connection with a lease for a piece of real property located in Oak Ridge, North Carolina. The Bank paid NAI a commission of $24,000. Of this, Mr. Perkins received $19,800 as direct commission from the transaction as well as by virtue of his ownership interest in NAI. NAI also represented the Bank in connection with the sale of a piece of real property located on N. Elm Street in Greensboro, North Carolina. The Bank paid NAI a commission of $30,000. Of this, Mr. Perkins received $24,000 as direct commission from the transaction as well as by virtue of his ownership interest in NAI. As a result of the above-listed transactions, the Mr. Perkins received a total of $52,340 in connection with the representation of the Bank in various real estate transactions. It is anticipated that Mr. Perkins will provide services to the Bank from time to time during the fiscal year ended December 31, 2010.
     Throughout the fiscal year ended December 31, 2009, the Bank paid Stanley Benefit Services, Inc. $21,374 for services provided in administering the Company’s and the Bank’s benefit plans. Michael S. Albert, the Chairman of the Board and the Bank Board, is a former Vice President – Marketing/Consultant for Stanley Benefit Services, Inc. Mr. Albert resigned from Stanley Benefit Services, Inc. on April 24, 2009.
     Watts Realty, a North Carolina Limited Partnership (“Watts Realty”), sold nine pieces of real property on behalf of the Bank during the fiscal year ended December 31, 2009. Mr. Watts, a director of the Company and the Bank, is the owner of Watts Realty. In the fiscal year ended December 31, 2009, the Bank paid Watts Realty $26,475 in commissions for the sales of these properties. It is anticipated that Mr. Watts will provide services to the Bank from time to time during fiscal year ended December 31, 2010.
     On June 21, 2005, the Bank, in its ordinary course of business, made a loan to 632 Acquisition, LLC (“632 Acquisition”), for which John W. Thomas, III, a former director of the Company and the Bank, served as the guarantor (the “632 Acquisition Loan”). Mr. Thomas agreed to unconditionally guarantee repayment of the 632 Acquisition Loan to the Bank. During 2009, the largest aggregate amount of principal outstanding under the 632 Acquisition Loan was $1,241,001. As of March 1, 2010, the amount outstanding under the 632 Acquisition Loan was $1,197,627. During 2009, 632 Acquisition paid $29,367 in principal and $56,033 in interest on the 632 Acquisition Loan. The rate of interest on the 632 Acquisition Loan is the Bank’s prime rate plus 0.75% with a floor of 6.75%. Due to downturns in the economy, the 632 Acquisition Loan defaulted on September 3, 2009 and as of March 3, 2010 remains past due.
     In addition, on October 21, 2004, the Bank, in its ordinary course of business, made a loan to Riverwood Inc. (“Riverwood”), for which Mr. Thomas served as the guarantor (the “First Riverwood Loan”). Mr. Thomas agreed to unconditionally guarantee repayment of the First Riverwood Loan to the Bank. During 2009, the largest aggregate amount of principal outstanding under the First Riverwood Loan was $200,000. As of March 1, 2010, the amount outstanding under the Loan was $199,167. During 2009, Riverwood made no principal payments but paid $7,970 in interest on the First Riverwood Loan. The rate of interest on the First Riverwood Loan is the Bank’s prime rate plus 1.00% with a floor of 5.00%. On April 11, 2007, the Bank, in its ordinary course of business, made another loan to Riverwood, for which Mr. Thomas served as the guarantor (the “Second Riverwood Loan”). Mr. Thomas agreed to unconditionally guarantee repayment of the Second Riverwood Loan to the Bank. During 2009, the largest aggregate amount of principal outstanding under the Second Riverwood Loan was $535,568. As of March 1, 2010, the amount outstanding under the Second Riverwood Loan was $400,800. During 2009, Riverwood made no principal payments but paid $18,432 in interest on the Second Riverwood Loan. The rate of interest on the Second Riverwood Loan is the Bank’s prime rate plus 1.00% with a floor of 5.00%. Due to downturns in the economy, the First Riverwood Loan and the Second Riverwood Loan defaulted on December 2, 2009 and as of March 3, 2010 remained past due. Mr. Thomas resigned as a director of the Company and the Bank on December 16, 2009.
     Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management and has recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2009.
     In addition, the Compensation Committee certifies that:
(1)
It has reviewed with senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company or the Bank;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company or the Bank; and

(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

     This certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rules issued by the Treasury (the “TARP Rules”).
     Discussion of Risk Review and Assessment. Our Chief Risk Officer and SVP and Director of Corporate Audit Services (“the Senior Risk Officers”) have conducted three assessments of the Company’s compensation programs since January 1, 2009 and have reviewed and discussed the assessments and the compensation plans with the Compensation Committee. The most recent assessment with the Compensation Committee occurred on January 11, 2010 and covered all compensation plans, including the SEO compensation plans. The Compensation Committee adopted the approach recommended by the Senior Risk Officers and focused its review on incentive based compensation plans and the controls around these plans and the administration of them. The Senior Risk Officers also considered compensation plans providing for deferral of compensation and/or retirement benefits, and plans providing for de minimis payouts and determined that these plans did not present opportunities for employees to take unnecessary and excessive risks that threaten the value of the Company or the Bank, or to manipulate earnings to enhance the compensation of any employee. The Senior Risk Officers also determined to exclude from review broad-based welfare and benefit plans that do not discriminate in scope and terms of operation.
     The Compensation Committee believes that the Company’s overall compensation practices for SEOs, which include the following elements, limit the ability of executive officers to benefit from taking unnecessary or excessive risks:

•	Balance between fixed compensation (e.g., base salary) and incentive and equity compensation opportunities;

•	Maximum payouts which limit overall payout potential;

•	Balance between short-term and long-term incentive compensation opportunity; and

•	Limited stock option usage compared to full value equity awards.
     In addition, the Compensation Committee believes that there are controls around incentive plans for all employees as described below that effectively discourage unnecessary and excessive risk taking.
          Risk Framework. The Board has established an overall risk tolerance of low to moderate levels of risk in connection with the operating of the Company’s business. Adherence to the risk tolerances is ensured by the Company’s system of internal processes and validated by independent groups, including Corporate Audit Services, Asset Liability Management, Credit Administration and to some extent, the Company’s independent registered public accounting firm. All material business plans must be reviewed against the risk framework and approved. Incentive compensation plans and performance goals are tied to the risk-assessed business plans.
     In addition to the overarching risk framework which limits risks, there are controls around employee incentive plans (including the SEO plans) that effectively discourage and limit unnecessary and excessive risks of the plans. As further described below, the Compensation Committee reviews and approves all SEO plans, award opportunities and performance goals. Further, incentive plans are audited regularly by internal auditors and periodically by the Company’s independent registered public accounting firm.
          SEO Compensation Plans. The SEO compensation plans are currently operating within the constraints, limits and restrictions of the TARP/CPP as such constraints, limits and restrictions have been detailed in the TARP Rules. The Compensation Committee believes, however, that the Company’s standard compensation programs for executives do not encourage unnecessary and excessive risk, even before application of the limits, restrictions and prohibitions arising from the Company’s participation in the TARP/CPP. As discussed in further detail in the Compensation Discussion and Analysis below, the standard incentive compensation plans for SEOs, before the impact of the TARP Rules, consisted of annual cash incentives under the Management Incentive Plan (which, as noted below, was suspended for the fiscal year ended December 31, 2009) and long-term incentives under the Comprehensive Benefit Plan and/or the FNB Incentive Plan in the form of equity awards (stock options, restricted stock and restricted stock units). Annual incentive awards and long-term incentive awards are closely linked to the Company’s financial performance compared with its strategic plan for each plan year or plan cycle. The opportunity to earn annual incentive awards in cash and long-term awards in a combination of cash and stock provides a mix of variable compensation that integrates the Company’s short-term and long-term goals, as well as helps to attract and retain executive officers.
     Annual cash incentives under the Management Incentive Plan are payable only when specific pre-determined performance goals are met. All participants have some portion of their award dependent on the selected corporate performance criteria. Equity awards are a critical part of the Company’s compensation philosophy as they encourage the alignment of senior management’s goals with those of shareholders, with the ultimate goal of increasing overall shareholder value. Long-term performance awards are payable in recognition of achievement of the Company’s goals over a period of time longer than one year, typically a three-year period. The Compensation Committee approves all incentive compensation paid to the executive officers, including the SEOs. The Compensation Committee confers with the Audit Committee as necessary when confirming achievement of performance goals.
     Under the TARP Rules, annual cash incentive awards for the SEOs under the Management Incentive Plan are prohibited and equity awards to the SEOs are restricted. The Compensation Committee believes that the Company’s current compensation practices for SEOs do not encourage unnecessary or excessive risk that threaten the value of the Company or the Bank.

          Employee Compensation Plans. In addition to the incentive plans in which the SEOs participate, the Company has three business unit incentive plans which cover commercial and retail banking, private banking, mortgage banking, and investments and trust services. The Compensation Committee believes that the features of these incentive compensation plans, alone and/or combined with the systems of controls in place, do not encourage unnecessary or excessive risk and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. In particular, there are effective controls in place to review business generated by individuals who earned 75% or more of their compensation in variable pay. In addition, persons having compliance, risk, credit quality, quality assurance and finance roles are not compensated on the same results as the business teams they support. Instead, their incentives are tied to corporate goals under the Management Incentive Plan.
     Further, in light of the significant level of oversight and controls surrounding incentive plans, and the significant amounts that would be required to impact the Company’s reported earnings, the Compensation Committee believes that the incentive plans for employees, including SEOs, do not contain any features that would encourage the manipulation of reported earnings to enhance the compensation of any employee.
Compensation Committee
G. Alfred Webster, Chair
C. Arnold Britt
Joseph H. Kinnarney
Julius S. Young, Jr.
Compensation Discussion and Analysis
     The following Compensation Discussion and Analysis (“CD&A”) provides information with respect to the compensation paid during the year ended December 31, 2009 to our President and CEO, Pressley A. Ridgill, our former CFO, Michael W. Shelton, our current CFO, Ramsey K. Hamadi, and certain other executive officers who were employed during 2009, David P. Barksdale, William W. Budd, Jr. and Robin S. Hager (together, the “named executive officers”).
     Compensation Committee Processes and Procedures. The Compensation Committee of the Board, which we refer to as the “Committee” in this section, makes decisions regarding the overall compensation packages of our senior executive officers. The Committee also has strategic and administrative responsibility for a broad range of compensation issues. It seeks to ensure that we compensate key management employees effectively and in a manner consistent with the Committee’s stated compensation strategy and relevant requirements of various regulatory entities. A part of these responsibilities is overseeing the administration of executive compensation and employee benefit plans, including the design, selection of participants, establishment of performance measures, and evaluation of awards pursuant to our annual and long-term incentive programs.
     Executive Compensation Philosophy. Our executive compensation program has been designed as an active management tool that directs and rewards specific results. The primary objective of the program is to reinforce the strategic goals and objectives that management and the Board have developed by directly aligning specific, targeted levels of performance with specific levels of compensation. The impact of performance on pay is intended to be clear, direct and easy to understand.
     The executive compensation program is founded upon the idea that a strong, performance-oriented compensation program, which is generally consistent with the practices of our peers, is a key ingredient in becoming a leading performer among financial institutions of similar size, and is, therefore, in the best interests of shareholders. We also believe that a performance-based compensation program is vital to attracting and retaining highly talented and motivated executives to lead the Company.
     Overview of the Compensation Program. Except as otherwise discussed in this section, our executive compensation program consists of the following elements: base salary; performance-based cash awards under the Management Incentive Plan; grants of options or other appropriate stock awards under the Comprehensive Benefit Plan or the FNB Incentive Plan; matching contributions under the 401(k) Plan; retirement benefits under the NewBridge Pension Plan (the “Pension Plan”), the FNB Benefit Equivalency Plan (a supplemental executive retirement plan referred to herein as the “Benefit Equivalency Plan”), and the NewBridge Bancorp Non-Qualified

Deferred Compensation Plan for Directors and Senior Management (the “Deferred Compensation Plan”); employment agreements; universal life insurance benefits; and group life, health and other insurance benefits. The above elements of each named executive officer’s compensation are not inter-related. For example, if the targeted Management Incentive Plan award is not achieved, the executive’s base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Committee in recommending the other elements of the compensation package. The Committee has exclusive discretion and authority to grant stock options or other appropriate stock awards under the Comprehensive Benefit Plan and the FNB Incentive Plan to the named executive officers. The Committee has full and complete discretionary authority to administer the Management Incentive Plan. The Committee recommends to the Board and the Bank Board the total compensation to be paid to our President and CEO. Mr. Ridgill, our President and CEO, determines the base salaries of and makes recommendations for other compensation awarded by the Committee for Mr. Hamadi, Mr. Barksdale, Mr. Budd, and Ms. Hager.
     Our executive compensation program is designed to enable us to attract, retain and reward qualified executive officers. The Committee intends to keep compensation levels competitive with the compensation provided by financial institutions of comparable size (based on total assets). The Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, our performance, individual performance of the executive officers and shareholder interests.
     Elements of Compensation. Except as otherwise described below, the following discussion describes the elements of our executive compensation program.
          Base Salary. Executive officers receive a base salary for their services to the Company and its subsidiaries. The base salaries for Mr. Hamadi, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager are determined by Mr. Ridgill. The base salary for Mr. Ridgill is determined by the Committee. Although there is no predetermined point at which the Committee or Mr. Ridgill target salaries, increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market and general economic conditions and a review of base salaries earned by executive officers within financial institutions of comparable size (based on total assets). The Committee and Mr. Ridgill utilize surveys of executive compensation of executive officers serving comparable financial institutions and information provided by compensation consultants in formulating their decisions. In determining base salaries, neither the Committee nor Mr. Ridgill establish performance thresholds or other measures that directly relate base salaries to operating performance. In 2009, the Compensation Committee did not engage a compensation consultant to help evaluate the Company’s compensation design, process and decisions.
          Annual Incentive Compensation. The Management Incentive Plan is designed to provide performance-based compensation to selected management employees. Under the Management Incentive Plan, selected management employees are provided the opportunity to earn bonuses based on the achievement of specific corporate goals and/or individual performance goals. The Committee annually designates management employees eligible for participation in the Management Incentive Plan and determines each participant’s target bonus and the applicable performance objectives, adjustment factors and other measurement criteria that are used in calculating the actual bonus. Bonuses ranged from 0% to 175% of the employee’s target. The Management Incentive Plan provides that a participating employee’s actual bonus for a given year be determined at the end of the year according to the pre-determined formula. It also provides that bonuses be paid in cash immediately following the end of the year. The Management Incentive Plan was suspended for the fiscal year ended December 31, 2009. As such, no named executive officer received a cash bonus under the Management Incentive Plan for the fiscal year ended December 31, 2009.
          Long-Term Incentive Awards. Prior to 2009, the Committee traditionally granted stock options to executive officers as a long-term incentive to align the executive officer’s interests with those of our shareholders and to encourage significant stock ownership. Each option allows the recipient to purchase our Common Stock at a price equal to the fair market value of our Common Stock on the date of grant. The Committee granted options to key employees who, in the judgment of the Committee, were in a position to materially affect our overall success and the success of our subsidiaries by reason of the nature and extent of their duties. In deciding upon the option grants to an executive officer, the Committee considered a number of factors, including our operating performance, the executive officer’s prior contributions and potential to contribute in the future, and practices of other financial institutions of similar size with respect to granting options, although none of these factors was individually determinative.
     Under the Comprehensive Benefit Plan and/or the FNB Incentive Plan, the Committee has the flexibility to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and deferred stock. Under the Comprehensive Benefit Plan, the Committee may make any other kind of stock-based award it finds to be consistent with the purpose of that Plan.
     In early 2008, the Committee analyzed whether stock option grants or restricted stock awards, or a combination of the two, would be more effective in accurately rewarding executive performance, aligning the interests of executive officers with those of our shareholders and encouraging significant stock ownership. The Committee also evaluated methods for measuring executive performance which would focus more specifically on the Company’s achievements based on a number of key indicators of performance in the banking industry annually and over a period of years, and more precisely target the relationship between an executive officer’s areas of responsibility and the contribution of those areas to our results of operations, while at the same time allowing for recognition of each executive’s individual performance.
     Upon completion of its analysis, the Committee determined to increase the use of restricted stock awards as a significant long-term incentive tool for our senior management. During 2008, the Committee awarded nine participants restricted stock awards under the Comprehensive Benefit Plan including Mr. Ridgill, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager. Each participant (other than Mr. Ridgill) received an award of 3,000 restricted stock units, each unit being composed of the right to one share of Common Stock. Mr. Ridgill received an award of 10,000 restricted stock units, each unit being composed of the right to one share of Common Stock. One-third of each award vests at the end of the third measurement year if certain non-performing assets, non-certificate of deposit growth and return on average assets standards are met. Each performance standard operates individually. For example, if one of the three standards were met, one-third (333 shares) of the 1000 units allocated to that standard and potentially vesting at the end of the third measurement year would vest and the shares would be distributed to the participant. The remainder of the units allocated to that standard would vest at the end of the fourth measurement year (333 shares) and the fifth measurement year (334 shares) if one of the standards was satisfied at the end of the third measurement year. Satisfaction of each standard is evaluated by comparing the Company’s average performance over the three-year measurement period with the average of the median performance of all U.S. banks in the range of $1.0 billion to $5.0 billion in assets in each year of that period.
     During 2009, the Committee awarded to Mr. Hamadi 10,000 restricted stock units, each unit being comprised of the right to one share of Common Stock. Subject to the restrictions imposed by the TARP Rules, Mr. Hamadi’s awards will vest on August 29, 2011 so long as Mr. Hamadi remains employed with the Company or the Bank at that time. No restricted stock awards will “fully vest” unless such vesting is allowed under the TARP Rules.
     The Committee has concluded that restricted stock awards will enhance the relationship between the award of long-term incentive compensation by its senior management and the financial performance of the Company both each year and over a multi-year period. The Committee also believes that our increased use of restricted stock awards utilizing multi-year performance periods will more closely align the Company with bank holding companies of comparable size.
          401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan designed to provide eligible employees of the Bank a vehicle for increasing their retirement savings. All Bank employees are eligible to participate in the 401(k) Plan after attaining the age of 18, and an employee is eligible to participate on the first day of the month following the employee’s hire date. New employees are eligible for matching contributions on the first day of the quarter following 90 days of service. All of the named executive officers participated in the 401(k) Plan on the same basis as all other eligible employees of the Bank. Each eligible employee of the Bank can elect to contribute on a pre-tax basis to the 401(k) Plan a minimum of 1% of his or her compensation, up to the maximum allowed by law. Employees are automatically enrolled at 3% of their compensation unless they opt out. The Bank matches an employee’s contribution at 100% of each eligible employee’s pre-tax contributions on the first 3% of contributions and 50% on the next 2% of contributions, with a maximum match of 4%. The matching contributions for the named executive officers were based on a formula contained in the terms of the 401(k) Plan and were not related the Company’s, the Bank’s or the individual officer’s performance for the year. For 2009, the maximum match for highly compensated participants was $9,800.
          Pension Plan. The NewBridge Pension Plan is a tax-qualified defined benefit retirement plan that was designed to attract and reward employees for their service in a tax efficient manner. Prior to the freezing of the NewBridge Pension Plan (as discussed below), all employees of the Bank and certain affiliates accrued NewBridge Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Certain employees continue to accrue benefit amounts. Contributions to the Pension Plan are computed on an actuarial basis.
     Normal Retirement Benefit under the NewBridge Pension Plan are as follows:
     • For LSB participants, the normal retirement benefit at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of social security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years.
     • For FNB participants, the normal retirement benefit at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 1.25% of final average compensation multiplied by the years of credited service prior to 2007 with the Bank and certain affiliates, plus (b) 1.0% of final average compensation multiplied by the years of credited service after 2006 with the Bank and certain affiliates, plus (c) 0.65% of final average compensation in excess of social security “covered compensation” multiplied by the years of credited service with the Bank and certain affiliates not to exceed 35 years.
     LSB Participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62. For both groups, final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the Internal Revenue Service (“IRS”).
     Effective December 31, 2006, the Bank froze the LSB Pension Plan for all participants with less than 30 years of service. Although Mr. Lowe had more than 30 years of service with the Bank at that time and qualified to continue his participation in the Pension Plan, he elected to have the Pension Plan freeze apply to himself as well. Effective July 15, 2007, FNB froze the FNB Pension Plan for all participants other than those who were age 55 or older with at least ten years of service as of the freeze date. See the Pension Plans discussion under “Critical Accounting Policies” and “Pension and Employee Benefit Plans” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2009.
          Employment Agreements. We have entered into an employment agreement with each of Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager and with each of certain other employees of the Bank. Mr. Shelton left the Company on October 9, 2009. Accordingly, his employment agreement has expired.
     On January 25, 2007, Mr. Ridgill entered into an Employment and Change of Control Agreement with FNB and FNB Southeast (the “Ridgill 2007 Employment Agreement”). The Ridgill 2007 Employment Agreement was considered and approved by the FNB Board and the FNB Southeast Board in 2006, prior to the commencement of any discussions relating to the merger with the Company. The Ridgill 2007 Employment Agreement provided for a term of three years, ending on December 31, 2009 and a base salary at the rate of at least $300,000 per year, as increased from time to time thereafter. In addition to other benefits provided to Mr. Ridgill under the Ridgill 2009 Employment Agreement, Mr. Ridgill was entitled to an annual automobile allowance of $15,000, and reimbursement of automobile operating expenses. On September 9, 2009, the Company, the Bank and Mr. Ridgill entered into an Employment and Change of Control Agreement which became effective on January 1, 2010 (the “Ridgill 2010 Employment Agreement”). The Ridgill 2010 Employment Agreement provides for a term of three years, ending on January 1, 2013 and a base salary at the rate of at least $354,750 per year, as increased from time to time thereafter. In addition to other benefits provided to Mr. Ridgill under the Ridgill 2010 Employment Agreement, Mr. Ridgill is entitled to an annual automobile allowance of $15,000, and reimbursement of automobile operating expenses.
     On March 30, 2009, Mr. Hamadi entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Hamadi Employment Agreement”). The Hamadi Employment Agreement provides for a term of three years ending on March 30, 2012 and a base salary of at least $215,000 per year, as increased from time to time thereafter.
     On October 16, 2008, Mr. Barksdale entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Barksdale Employment Agreement”). The Barksdale Employment Agreement provides for a term of three years ending on October 16, 2011 and a base salary of at least $190,000 per year, as increased from time to time thereafter.
     On December 22, 2006, Mr. Budd entered into an Employment and Change of Control Agreement with FNB and FNB Southeast (the “Budd 2006 Employment Agreement”). The Budd 2006 Employment Agreement provided for a term of three years ending on December 22, 2009 and a base salary of at least $175,000 per year, as increased from time to time. On March 5, 2010, the Company, the Bank and Mr. Budd entered into an Employment and Change of Control Agreement (the “Budd 2010 Employment Agreement”). The Budd 2010 Employment Agreement provides for a term of three years, ending on March 5, 2013 and a base salary at the rate of at least $187,500 per year, as increased from time to time thereafter.
     On August 1, 2007, Ms. Hager entered into an Employment and Change of Control Agreement with the Company and the Bank (the “Hager Employment Agreement”). The Hager Employment Agreement provides for a term of three years ending on August 1, 2010 and a base salary of at least $175,000 per year, as increased from time to time.
     Each of the Ridgill 2007 Employment Agreement, the Ridgill 2010 Employment Agreement, the Hamadi Employment Agreement, the Barksdale Employment Agreement, the Budd 2006 Employment Agreement, the Budd 2010 Employment Agreement, and the Hager Employment Agreement provide for a number of benefits also offered to senior management, including participation in various compensation plans, including, but not limited to, executive management incentive plans, long-term incentive plans, stock option, stock grant and similar plans.
     Each of the Ridgill 2007 Employment Agreement, the Barksdale Employment Agreement, the Budd 2006 Employment Agreement and the Hager Employment Agreement were amended on December 12, 2008 to comply with the TARP Rules. On December 12, 2008, each named executive officer (other than Mr. Hamadi who was not employed by the Company on December 12, 2008) executed a waiver in connection with the Company’s participation in the TARP/CPP, in which they waived any claim against the United States or the Company and the Bank, as their employer, to any changes to their compensation or benefits that are required to comply with the rules governing the TARP/CPP program at that time. Since Mr. Hamadi was employed after the Company participated in the TARP/CPP, a similar waiver was included in the Hamadi Employment Agreement. In addition, on September 16, 2009, each named executive officer (other than Mr. Shelton and Mr. Ridgill) executed an additional amendment to their employment agreements to waive any claim against the United States or the Company and the Bank, as their employer, to any changes to their compensation or benefits that are required to comply with the TARP Rules. A similar waiver was included in the Ridgill 2010 Employment Agreement. For additional information on the Employment Agreements, see “Potential Payments upon Termination or Change in Control” starting on page 38.
          Benefit Equivalency Plan. The Benefit Equivalency Plan is a non-qualified supplemental retirement benefit plan for certain executive officers. Any individual or group (class) of employees who is a member of senior management and has been deemed to be eligible to participate by the Board or the Committee may participate in the Benefit Equivalency Plan. The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as described in the footnotes to the Pension Benefits Table starting on page 37.

     On September 25, 2007, the Committee decided to freeze the Benefit Equivalency Plan so that no new participants would be eligible to participate in the Plan, no additional benefits would accrue under the Plan, and benefits already accrued under the Plan would continue to be maintained in the Plan in accordance with its terms. Mr. Lowe, Mr. Shelton, Mr. Barksdale and Ms. Hager did not participate in the Benefit Equivalency Plan. The Board approved the decision to freeze the Benefit Equivalency Plan on May 21, 2008. Mr. Ridgill and Mr. Budd were participants in the Benefit Equivalency Plan prior to the decision to freeze the Plan. Mr. Ridgill’s benefits in the Benefit Equivalency Plan were vested at December 31, 2007. As such, his benefits continue to be payable under the Plan. Mr. Budd’s benefits in the Benefit Equivalency Plan were not vested as of December 31, 2007, and therefore, he does not have any benefits payable under the Plan. No benefits were accrued during the fiscal year ended December 31, 2009.
          Deferred Compensation Plan. Each director and Mr. Ridgill, the President and CEO of the Company, is entitled to participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits directors to elect to defer all Board retainers and fees received by them under the Director Compensation Plan and senior executive officers participating in the Deferred Compensation Plan to elect to defer compensation received by them. Mr. Hamadi, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager are not participants in the Deferred Compensation Plan.
     Under the Deferred Compensation Plan, deferred compensation of each participant who elects to participate in the Deferred Compensation Plan is paid to a trust and credited to an account for that participant. The participant may direct the trustee to invest deferred amounts, and earnings thereon, in specific mutual funds and/or shares of our Common Stock. The amount credited to a participant’s account generally is to be paid to that participant upon his or her death, disability or retirement, a change of control (as defined in the Deferred Compensation Plan) of the Company; or, upon the participant’s cessation of service with the Company (in which case the participant may receive the payment in a lump sum or over a number of previously elected years).
          Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans. In addition, the Bank pays country club dues for Mr. Ridgill and Mr. Barksdale.
          TARP/CPP Requirements. The Committee has also taken steps to ensure that the Company’s compensation plans, programs, arrangements and practices comply with the currently applicable requirements of the TARP Rules, including the prohibition on golden parachute payments and the inclusion of claw-back provisions on those elements of incentive compensation based on the achievement of financial or operating metrics.

     Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation we paid, as well as certain other compensation paid or accrued for those years, to our named executive officers for services in all capacities.
SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Awards($)(2)(3)	Awards($)(3)	Compensation($)(4)	Compensation($)(5)	Compensation($)(6)	Total($)
Pressley A. Ridgill(1)	2009	354,750	—	—	—	—	—	32,940	387,690
Chief Executive Officer and	2008	349,594	—	23,800	—	—	50,626	44,576	468,596
President	2007	137,000	125,000	—	—	—	58,315	17,449	337,764

Ramsey K. Hamadi(1)	2009	153,945	—	21,800	—	—	—	29,317	205,062
Chief Financial Officer

Michael W. Shelton(1)	2009	149,557	—	—	—	—	—	11,911	161,468
Former Chief Financial	2008	191,250	—	26,010	—	—	2,536	11,806	231,602
Officer	2007	77,083	50,000	—	—	—	3,648	6,732	137,463

David P. Barksdale	2009	190,000	—	—	—	—	3,724	12,906	206,630
Chief Banking Officer	2008	187,500	—	26,010	—	9,844	475	17,016	240,845
	2007	158,519	50,000	—	—	—	—	19,456	227,975

William W. Budd, Jr.(1)	2009	187,500	—	—	—	—	—	7,644	195,144
Chief Credit Officer	2008	185,417	—	26,010	—	249	—	11,452	223,128
	2007	73,017	50,000	—	—	—	—	4,223	127,240

Robin S. Hager(1)	2009	182,500	—	—	—	—	—	7,440	189,940
Chief Resource Officer	2008	181,250	—	26,010	7,895	9,844	—	11,190	236,189
	2007	72,917	50,000	—	—	—	—	6,369	129,286

(1)
For Mr. Ridgill, Mr. Shelton, Mr. Budd and Ms. Hager, amounts included for the fiscal year ended December 31, 2007 include only the salary and other amounts paid by the Company to each executive officer after completion of the Merger (August 1, 2007 – December 31, 2007). Mr. Hamadi was not employed by the Company until March 25, 2009. As such, amounts reported for Mr. Hamadi for the fiscal year ended December 31, 2009 include only the salary and other amounts paid by the Company to Mr. Hamadi after March 25, 2009. Mr. Shelton resigned from the Company and the Bank on October 9, 2009.

(2)
The amounts reported represent the aggregate fair value of the restricted stock units granted to the respective recipient on the date of grant under Financial Accounting Standards Board ASC Topic 718 (“Topic 718”). The fair market value of each restricted stock unit for Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager was $8.67, for Mr. Ridgill it was $2.38, and for Mr. Hamadi it was $2.18. The performance conditions underlying the restricted stock units granted to Mr. Ridgill, Mr. Barksdale, Mr. Budd and Ms. Hager have not been met. The conditions underlying the restricted stock units granted to Mr. Hamadi are based on time and are subject to the restrictions imposed by the TARP Rules. The restricted stock units granted to Mr. Shelton were forfeited following his resignation from the Company and the Bank on October 9, 2009.

(3)
The amounts reported represent the aggregate fair value of the options granted to Ms. Hager on the date of grant under Topic 718 using the following assumptions: dividend yield (6.92%), risk-free interest rate (2.50%), expected stock volatility (36.32%) and expected years until exercise (6.25).

(4)	Represents amounts earned pursuant to the Management Incentive Plan. The Management Incentive Plan was suspended for the fiscal year ended December 31, 2009.

(5)
Represents the aggregate change in the actuarial present value of the executive officer’s accumulated benefit under all defined benefit pension plans for the year. For the fiscal year ended December 31, 2009, the amount attributable to Mr. Ridgill was $(24,065), Mr. Shelton was $(7,353) and Ms. Hager was $(652). For the fiscal year ended December 31, 2008, the amount attributable to Ms. Hager was $(193). For the fiscal year ended December 31, 2007, the amount attributable to Mr. Barksdale was $(611). See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(6)	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

		Employer		Paid Time	Country Club	Forgiveness
Name and Principal Position	Year	401(k) Match($)(a)	Car Allowance($)	Off($)	Dues ($)	of Debt(b)
Pressley A. Ridgill(c)	2009	9,800	15,000	—	8,140	—
Chief Executive Officer and	2008	14,794	15,000	6,822	7,960	—
President	2007	1,632	6,250	6,509	3,058	—

Ramsey K. Hamadi	2009	2,150	—	—	—	27,167
Chief Financial Officer

Michael W. Shelton	2009	6,210	—	5,701	—	—
Former Chief Financial Officer	2008	8,104	—	3,702	—	—
	2007	3,083	—	3,649	—	—

David P. Barksdale	2009	7,746	—	—	5,160	—
Chief Banking Officer	2008	8,142	—	3,654	5,270	—
	2007	5,816	—	8,750	4,890	—

William W. Budd, Jr.	2009	7,644	—	—	—	—
Chief Credit Officer	2008	7,846	—	3,606	—	—
	2007	771	—	3,452	—	—

Robin S. Hager	2009	7,440	—	—	—	—
Chief Resource Officer	2008	7,680	—	3,510	—	—
	2007	2,917	—	3,452	—	—

(a)
The maximum match for highly compensated participants in the NewBridge Savings Plan was $9,800 for 2009, $9,200 for 2008, and $9,000 for 2007. The differences in the amounts contributed by us to each executive officer’s plan account in excess of the maximum match will be forfeited by each executive.

(b)
As an incentive to joining the Company, the Company provided Mr. Hamadi with a loan for $80,000. For each month that Mr. Hamadi remains employed with the Company, the principal and accrued interest for that month due to the Bank is forgiven. The amount reported represents the amount of the principal and interest on the loan that was forgiven by the Bank in 2009, and Mr. Hamadi is responsible for paying income taxes on this amount.

(c)
Amounts reported for Mr. Ridgill do not include compensation earned for services on the Board and the Bank Board. See “Director Compensation” starting on page 40 for amounts earned by Mr. Ridgill for his services on the Board and the Bank Board.

Grants of Plan-Based Awards
     The following table shows certain information for those grants of plan-based awards that we made to Messrs. Ridgill, Hamadi, Shelton, Barksdale, Budd and Ms. Hager during the fiscal year ended December 31, 2009.
GRANTS OF PLAN-BASED AWARDS TABLE

All Other
Option Awards:
					All Other Stock	Number
					Awards:	of	Exercise	Grant Date
					Number	Securities	or Base	Fair Value of
		Estimated Future Payouts Under Equity			of Shares	Under-	Price of	Stock and
		Incentive Plan Awards			of Stock	lying	Option	Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
(a)	(b)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ramsey K. Hamadi	August 26, 2009	—	10,000 (1)	10,000 (1)	—	—	—	21,800

(1)	Represents amount of restricted stock units granted pursuant to the Comprehensive Benefit Plan as discussed above. The fair value of the restricted stock units on the date of grant was $2.18 per unit.
     The references to “total compensation” discussed below for Messrs. Ridgill, Hamadi, Shelton, Barksdale, Budd and Ms. Hager exclude the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.
     The base salary paid to Mr. Ridgill during 2009 reflects the base salary practices described above. The Committee has concluded that the base salary paid to Mr. Ridgill gave fair consideration to his individual contributions and level of experience and was competitive with base salaries paid to presidents and chief executive officers of financial institutions of comparable size.
     The base salary paid to Mr. Hamadi during 2009 reflects the base salary practices described above. The base salary paid to Mr. Hamadi was determined by Mr. Ridgill. The Committee has concluded that the base salary paid to Mr. Hamadi gave fair consideration to his individual contributions and level of experience and was competitive with base salaries paid to Chief Financial Officers of financial institutions of comparable size.
     The base salary paid to Mr. Shelton during 2009 reflects the base salary practices described above. The base salary paid to Mr. Shelton was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Mr. Shelton gave fair consideration to his individual contributions and level of experience. Mr. Shelton resigned from the Company and the Bank on October 9, 2009.
     The base salary paid to Mr. Barksdale during 2009 reflects the base salary practices described above. The base salary paid to Mr. Barksdale was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Mr. Barksdale gave fair consideration to his individual contributions and level of experience and was competitive with base salaries paid to chief banking officers of financial institutions of comparable size.

     The base salary paid to Mr. Budd during 2009 reflects the base salary practices described above. The base salary paid to Mr. Budd was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Mr. Budd gave fair consideration to his individual contributions and level of experience and was competitive with base salaries paid to chief credit officers of financial institutions of comparable size.
     The base salary paid to Ms. Hager during 2009 reflects the base salary practices described above. The base salary paid to Ms. Hager was determined by Mr. Ridgill. The Committee and the Board believe that the base salary paid to Ms. Hager gave fair consideration to her individual contributions and level of experience and was competitive with base salaries of other executives in similar positions of banks of comparable size.
     For information on material terms of each named executive officer’s employment agreement, see “Employment Agreements” starting on page 31 and “Potential Payments upon Termination or Change in Control” starting on page 38.
Outstanding Equity Awards at Fiscal Year-End
     The following table shows certain information for those outstanding equity awards at December 31, 2009.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	OPTION AWARDS					STOCK AWARDS
							Equity
							Incentive
						Equity	Plan Awards
						Incentive	Market or
						Plan Awards	Payout
	Number of		Number of			Number	Value of
	Securities		Securities			Of	Unearned
	Underlying		Underlying			Unearned	Shares, Units
	Unexercised		Unexercised			Shares, Units or	Or Other
	Options		Options	Option	Option	Other Rights	Rights That
	(#)		(#)	Exercise	Expiration	That Have	Have Not
Name	Exercisable		Unexercisable	Price($)	Date	Not Vested(#)	Vested ($)
Pressley A. Ridgill	12,539	(1)	—	6.58	11/16/2010	10,000	$22,200
	8,359	(1)	—	7.14	3/15/2011
	15,046	(1)	—	7.79	9/20/2011
	20,898	(1)	—	10.05	1/07/2013
	16,719	(1)	—	14.93	1/23/2014
	14,713	(1)	—	16.93	1/03/2015
	32,100	(1)	—	15.42	10/20/2015

Ramsey K. Hamadi	—		—	—	—	10,000	$22,200

Michael W. Shelton(6)	417	(1)	—	7.79	9/20/2011	3,000	$6,660
	5,852	(1)	—	10.05	1/07/2013
	10,031	(1)	—	14.93	1/23/2014
	6,687	(1)	—	16.93	1/03/2015
	5,350	(1)	—	15.42	10/20/2015

David P. Barksdale	2,500	(2)	—	17.11	12/21/2014	3,000	$6,660
	2,400	(3)	600	17.65	12/20/2015
	1,800	(4)	1,200	17.10	12/11/2016

William W. Budd, Jr.	5,350	(1)	—	13.64	1/25/2017	3,000	$6,660

Robin S. Hager	535	(1)	—	15.42	10/20/2015	3,000	$6,660
	1,250	(5)	3,750	9.82	1/22/2018

(1)	Amounts and exercise prices have been adjusted to reflect the Merger. Any options that were not fully vested as of July 31, 2007 were accelerated and became fully vested as a result of the Merger.

(2)	Options granted on December 21, 2004, vesting 20% each year for 5 years, became fully vested on December 21, 2009.

(3)	Options granted on December 20, 2005, vesting 20% each year for 5 years, were 80% vested as of December 31, 2009.

(4)	Options granted on December 11, 2006, vesting 20% each year for 5 years, were 60% vested as of December 31, 2009.

(5)	Options granted on January 22, 2008, vesting 25% each year for 4 years, were 25% vested as of December 31, 2009.

(6)
All options listed for Mr. Shelton expired on January 21, 2009 (i.e., 3 months after Mr. Shelton’s separation from service) and all stock awards listed for Mr. Shelton were forfeited upon his separation from service.

Option Exercises and Stock Vested
     No options were exercised by Messrs. Ridgill, Hamadi, Shelton, Barksdale, Budd and Ms. Hager, during the fiscal year ended December 31, 2009. No stock rights vested during the fiscal year ended December 31, 2009.
Pension Benefits
     The following table shows, for the fiscal year ended December 31, 2009, the pension benefits paid or earned by Messrs. Ridgill, Shelton, Barksdale, Budd and Ms. Hager. Mr. Hamadi was not eligible to participate in any Pension Plan.
PENSION BENEFITS TABLE

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
Pressley A. Ridgill	Pension Plan(1)	7	$176,144	—
	Benefit Equivalency Plan(2)	7	$257,863	—

Michael W. Shelton	Pension Plan(1)	12	$91,848	—

David P. Barksdale	Pension Plan(1)	2	$11,623	—

William W. Budd, Jr.	Benefit Equivalency Plan(2)	1	—	—

Robin S. Hager	Pension Plan(1)	2	$8,159	—

(1)	As to the Pension Plan:
(a)
Eligibility Requirements: Prior to the freezing of the Pension Plan, each employee became a participant on the Plan Entry Date on or next following the attainment of age 21 years and completion of one year of service.

(b)	The annual retirement benefit payable as a Life Annuity commencing at age 65 is calculated as follows:
•	0.9% of Final Average Compensation multiplied by Years of Credited Service (max 40 years), plus

•
0.65% of Final Average Compensation in excess of Covered Compensation multiplied by Years of Credited Service (max 35 years). Final Average Compensation = average of the highest five consecutive Plan Years’ Compensation out of the last 10 Plan Years in which a Year of Credited Service was earned. Covered Compensation = the average of Social Security Taxable Wage Base for the 35-year period ending at the participant’s Social Security Retirement Age.

(c)
Credited Service: Service equals total Years of Service with the employer. Service prior to January 1, 1976 is based on a full Plan Year of Service. After January 1, 1976, a Year of Service is credited for each Plan Year in which an Employee works 1,000 hours.

(d)
Compensation included in the above formula includes the total compensation received by the participant for the prior Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer-paid group term life insurance, and any other special forms of payment.

(e)
Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 Years of Credited Service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly Early Retirement Benefit is the participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180th for each of the first 60 months and 1/360th for each of the next 60 months by which the benefit commences prior to Normal Retirement Date. If the participant has at least 20 years of service, the early retirement reduction is 5% for each of the first 5 years and (approximately) 3% per year for each of the next 5 years by which the benefit commences prior to Normal Retirement Date. If the participant is at least age 60 with at least 25 Years of Credited Service at the early retirement date, the early retirement reduction is 4% per year prior to age 65. If the participant is at least age 62 with at least 30 Years of Credited Service, the early retirement reduction is zero.

(f)
The Pension Plan was frozen effective December 31, 2006, except for employees with at least 30 Years of Credited Service. Under the freeze, the benefit for affected employees will not be subject to additional service or compensation increases after December 31, 2006.

(g)
The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2009, and the actuarial assumptions used for financial statement reporting. At December 31, 2009, these assumptions included a discount rate of 6.25% and longevity based on the RP-2000 Combined Mortality Table.

(2)	As to the Benefit Equivalency Plan:
(a)	Eligibility Requirements: Any individual or group (class) of employees who are members of senior management and have been deemed to participate by the Board or the Committee.

(b)	The amount of annual retirement benefit payable according to the normal form of payment chosen is calculated as follows:
•	3.25% of Final Average Compensation , multiplied by Years of Credited Service prior to January 1, 2007, plus

•	3.00% of Final Average Compensation multiplied by Years of Credited Service after January 1, 2007 (maximum of 65%), less

•	Benefit from the FNB Pension Plan, less

•	50% of Social Security Benefit
(c)
Compensation included in the above formula includes the total compensation received by the Participant for the prior Plan Year, including bonuses, overtime and commissions and any amount deferred under a qualified 401(k), 403(b) or 125 Plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer-paid group term life insurance, and any other special forms of payments.

(d)
On September 25, 2007, the Committee decided to freeze the Benefit Equivalency Plan so that no new participants would be eligible to participate in the Plan, no additional benefits would accrue under the Plan, and benefits already accrued under the Plan would continue to be maintained in the Plan in accordance with its terms. Neither Mr. Hamadi, Mr. Shelton, Mr. Barksdale nor Ms. Hager participated in the Benefit Equivalency Plan. Mr. Ridgill and Mr. Budd were participants in the Benefit Equivalency Plan prior to the decision to freeze the Plan. Mr. Ridgill’s benefits in the Benefit Equivalency Plan were vested prior to September 25, 2007. As such, his benefits continue to be payable under the Plan. Mr. Budd’s benefits in the Benefit Equivalency Plan were not vested prior to September 25, 2007, and therefore, he does not have any benefits payable under the Plan.

Nonqualified Deferred Compensation
     Mr. Ridgill did not elect to defer any portion of his compensation during the fiscal year ended December 31, 2009, including any fees earned as a director of the Company and the Bank. Mr. Hamadi, Mr. Shelton, Mr. Barksdale, Mr. Budd and Ms. Hager were not eligible to defer any of their compensation under the Deferred Compensation Plan and did not otherwise elect to defer any portion of their compensation during the fiscal year ended December 31, 2009.
Potential Payments Upon Termination or Change in Control
     The disclosure below describes payouts that our named executive officers could receive under a hypothetical change in control scenario. Actual circumstances resulting in the departure of a named executive officer cannot be predicted and may differ from the assumptions used in the information outlined below. In addition, the TARP Rules prohibit us from making any payment to the SEOs and the next five most highly-compensated employees for departure from the Company or the Bank, except for payments for services performed or benefits accrued. As such, the discussion below describes the potential payments and benefits under the Employment Agreements, absent the impact of the TARP Rules.
     The Ridgill 2007 Employment Agreement provided that upon (i) termination of employment by the Company or the Bank within one year after a “change in control” (as defined in the Ridgill 2007 Employment Agreement) (ii) Mr. Ridgill’s required relocation to a location other than the Company’s executive offices in Greensboro, North Carolina, or (iii) a reduction in Mr. Ridgill’s duties, responsibilities, perogatives and authority under the agreement, he would be entitled to receive the sum of all accrued obligations, an amount equal to 2.99 times his salary, an amount equal to his cash bonus for the last completed fiscal year prorated for the number of days remaining in the fiscal year after his termination, and continued participation in all benefit plans and fringe benefits, except qualified plans, for a period of time equal to the lesser of the remainder of his employment period or until he becomes re-employed. Upon termination after a “change in control,” all stock options granted to Mr. Ridgill (subject to certain conditions in cases of recent grants) and all benefits under non-qualified benefit plans would vest immediately. As noted earlier, the Ridgill 2007 Employment Agreement expired on December 31, 2009. The Ridgill 2010 Employment Agreement provides for substantially similar payments to Mr. Ridgill upon a “change in control” as more particularly described below.

     The Budd 2006 Employment Agreement provided that upon (i) termination of employment by the Bank within one year after a “change in control” (as defined in the Budd 2006 Employment Agreement) (ii) Mr. Budd’s required relocation to a location other than the Bank’s executive offices in Greensboro, North Carolina, or (iii) a reduction in Mr. Budd’s duties, responsibilities, perogatives and authority under the agreement, he would be entitled to receive the sum of all accrued obligations and an amount equal to 2.99 times his salary; provided, however, that if Mr. Budd accepts employment by another employer, at an annual base compensation equal to or greater than his base salary earned by the Bank during the period of time remaining in his employment period and the primary place of such employment is 25 or fewer miles from the Bank’s headquarters, no payment shall be due to Mr. Budd and any such payment previously made shall be repaid by him to the Bank. In addition, Mr. Budd would be allowed to continue to participate in all benefit plans and fringe benefits, except qualified plans, for a period of time equal to the lesser of the remainder of his employment period or until he becomes re-employed. Upon termination after a “change in control,” all stock options granted to Mr. Budd (subject to certain conditions in cases of recent grants) and all benefits under non-qualified benefit plans would vest immediately. As noted earlier, the Budd 2006 Employment Agreement expired on December 31, 2009. The Budd 2010 Employment Agreement provides for substantially similar payments to Mr. Budd upon a “change in control” as more particularly described below.
     The Ridgill 2010 Employment Agreement, the Hamadi Employment Agreement, the Barksdale Employment Agreement, the Budd 2010 Employment Agreement and the Hager Employment Agreement provide that in the event that the Company terminates their employment Without Cause (as defined in those Agreements), or they terminate their employment for Good Reason (as defined in those Agreements), in any such case at the time of or within one year after a “change of control” (as defined in those Agreements), they shall be entitled to receive the following payments and benefits: (i) the Company shall pay each of them the aggregate of the following amounts: (A) the sum of his or her accrued obligations; (B) the greater of his or her base salary, divided by 365 and multiplied by the number of days remaining in the employment period; or an amount equal to 2.99 times his or her base salary; and (C) the product of his or her aggregate cash bonus for the last completed fiscal year, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (ii) for the number of days remaining in the employment period from and after the change of control termination date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to him or her and/or his or her family at least equal to those which would have been provided to them in accordance with applicable benefit plans if his or her employment had not been terminated; provided, however, that if the named executive officer becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans as he or she would receive under the benefit plans, the benefits provided by the Company shall be secondary to those provided under such other plans during such applicable period of eligibility; and (iii) all options previously granted to the named executive officer that are unvested as of the change of control termination date shall be deemed vested, fully exercisable and non-forfeitable as of the change of control termination date (provided, however, that options granted less than six months before the change of control termination date shall not be exercisable until the first day subsequent to the six months following their dates of grant) and all previously granted options that are vested, but unexercised, on the change of control termination date shall remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his or her employment, except as otherwise specifically provided by the Code; and (iv) his or her benefits under all benefit plans that are non-qualified plans shall be 100% vested, regardless of his or her age or years of service, as of the change of control termination date.
     In 2009, if a “change in control” event had occurred (absent the restrictions imposed by the TARP Rules), Mr. Ridgill, Mr. Hamadi, Mr. Barksdale, Mr. Budd and Ms. Hager would have been entitled to receive total compensation of approximately $1,061,300, $642,850, $568,100, $560,625, and $545,675, respectively, which amounts are limited and reduced under the TARP Rules applicable to the Company. All amounts are calculated based on each named executive officer’s 2009 total compensation as shown in the Summary Compensation Table, excluding the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings”.

Director Compensation
     The following table shows, for the fiscal year ended December 31, 2009, the cash compensation paid by us, as well as certain other compensation paid or accrued for the year, to directors.
DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid	Option	All Other
Name	in Cash($)	Awards($)	Compensation($)	Total($)
Michael S. Albert(1)	$44,000.00	—	—	$44,000.00
Gary G. Blosser(1)(3)	$11,500.00	—	—	$11,500.00
J. David Branch(2)	$25,500.00	—	—	$25,500.00
C. Arnold Britt(2)	$26,500.00	—	—	$26,500.00
Robert C. Clark(1)	$27,000.00	—	—	$27,000.00
Alex A. Diffey, Jr.(1)	$30,000.00	—	—	$30,000.00
Barry Z. Dodson(1)	$38,750.00	—	—	$38,750.00
Joseph H. Kinnarney(2)	$33,375.00	—	—	$33,375.00
Robert F. Lowe(1)	$29,000.00	—	—	$29,000.00
Robert V. Perkins(1)	$25,500.00	—	—	$25,500.00
Pressley A. Ridgill(1)	$22,500.00	—	—	$22,500.00
Mary E. Rittling(1)	$25,625.00	—	—	$25,625.00
Burr W. Sullivan(1)	$26,500.00	—	—	$26,500.00
E. Reid Teague(2)	$27,500.00	—	—	$27,500.00
John W. Thomas, III(1)(4)	$28,500.00	—	—	$28,500.00
Elizabeth S. Ward(2)(5)	$27,000.00	—	—	$27,000.00
John F. Watts(2)	$32,500.00	—	—	$32,500.00
G. Alfred Webster(1)	$25,875.00	—	—	$25,875.00
Kenan C. Wright(2)	$28,500.00	—	—	$28,500.00
Julius S. Young, Jr.(2)	$27,500.00	—	—	$27,500.00

(1)	Amount listed represents fees paid in cash.

(2)	Amount listed represents amounts deferred as a participant in the Deferred Compensation Plan.

(3)	Mr. Blosser decided not to stand for re-election as a director of the Board at the 2009 Annual Meeting.

(4)	Mr. Thomas resigned as a director of the Board and the Bank Board effective December 16, 2009.

(5)	Ms. Ward decided not to stand for re-election as a director of the Board at the Annual Meeting.
Directors’ Fees and Practices
     From January 1, 2009 through December 31, 2009, each director (including Mr. Ridgill), other than the lead independent director, received an annual Board retainer fee of $15,000 which was paid quarterly. Mr. Dodson, the lead independent director from January 1, 2009 to May 13, 2009, received a Board retainer fee of two times the annual Board retainer fee (or $30,000). The position of lead independent director was eliminated on May 13, 2009, at which time the annual Board retainer fee to Mr. Dodson reverted to the annual Board retainer fee of $15,000 and prorated for the remainder of the fiscal year ended December 31, 2009.
     In addition, from January 1, 2009 through December 31, 2009, each director, other than the lead independent director and the Chairman, received $500 for each meeting of the Board attended, paid monthly. During the fiscal year ended December 31, 2009, each director, other than the Chair of a Board Committee, received $500 for each attended meeting of a Board committee of which he or she was a member, including meetings of committees of the Bank Board. Mr. Dodson, the lead independent director from January 1, 2009 through May 13, 2009, received attendance fees of $750 for each attended meeting of the Board and $500 for each attended meeting of a Board committee of which he was a member but for which he did not chair. From May 14, 2009 through December 31, 2009, Mr. Dodson’s Board fees reverted to the standard fees per meeting of the Board attended (or $500). Mr. Lowe, the former Chairman, received $1,000 per Board meeting attended through May 13, 2009, and each Chair of a Board committee received $1,000 per attended committee meeting for which he or she was the Chair. Effective May 14, 2009, Mr. Albert, the Chairman, received a fee of $1,000 per Board meeting, and $500 for each attended meeting of a Board committee for which he did not chair. Each director is entitled to participate in the Deferred Compensation Plan as described on page 33.
     During the fiscal year ended December 31, 2009, there were five former LSB directors serving as director emeriti. These directors emeritus are entitled to receive compensation from the Bank until their death. The total amount of compensation paid to these directors during the fiscal year ended December 31, 2009 was $46,768.
     There are six former FNB directors who retired from the FNB Board and who currently serve as director emeriti. During 2009, each of these directors emeritus received a payment of $750 for each of the twelve regular monthly meetings of the Board, an aggregate of $9,000 per director.
Equity Compensation Plan Information
     The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2009. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to our shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

Number of Shares
	to be Issued	Weighted-Average
	Upon Exercise of	Exercise Price of	Number of Shares
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance
Equity Compensation Plans Approved by Shareholders(1)	896,991	$14.45	1,364,718
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	896,991	$14.45	1,364,718

(1)
Includes 568,925 shares to be issued upon the exercise of outstanding options, warrants and rights assumed in connection with the merger with FNB and having a weighted average exercise price of $13.36.

Shareholder Return Performance Presentation
     The following table illustrates the cumulative total shareholder return on Bancorp’s common stock over the five-year period ended December 31, 2009 and the cumulative total return over the same period of the S&P 500 Index (U.S.) and The Carson Medlin Company Independent Bank Index of 25 independent community banks located in eight southeastern states. The table assumes $100 originally invested on December 31, 2004 and that all subsequent dividends were reinvested in additional shares.

NEWBRIDGE BANCORP
Comparison of Cumulative Total Shareholder Return
Years Ended December 31

	2004	2005	2006	2007	2008	2009
NewBridge Bancorp	100	109	108	73	17	16
The Carson Medlin Company’s Independent Bank Index(1)	100	108	125	91	73	85
S&P 500 Index	100	105	121	128	81	102

(1)
The Carson Medlin Company’s Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 25 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The total five year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 2004. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization are consistent with the preparation of the S&P 500 total return index.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF GRANT THORNTON AS
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010
     Grant Thornton, our independent registered public accounting firm for the fiscal year ended December 31, 2009, has been appointed by the Audit Committee as our independent registered public accounting firm for the fiscal year ending December 31, 2010, and you are being asked to ratify this appointment. Fees charged by this firm are at rates and upon terms that are customarily charged by other independent registered public accounting firms. A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.
Audit Fees Paid to Independent Auditors
     The following table represents the approximate fees for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements and review of our interim consolidated financial statements included in our Forms 10-Q for the fiscal years ended December 31, 2009 and 2008 and fees billed for audit-related services, tax services and all other services rendered for each of such years.

	Year Ended December 31
	2009	2008
Audit Fees	$255,000	$255,000

Audit-Related Fees(1)	$20,000	$30,000

Tax Fees(2)	$68,143	$71,820

All Other Fees(3)	$—	$33,265

(1)	Represents amounts paid for the audits of our Pension Plans and 401(k) Plan as well as for performing various services in connection with Federal Home Loan Bank procedures.

(2)	Represents amounts paid for assistance in the preparation of our various federal, state and local tax returns and other tax related services.

(3)
Represents amounts paid for assistance with our financial statement preparation, management incentive plan computations, consultation on option expensing issues, attendance at various meetings, merger-related fees and other miscellaneous assistance.

     All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING PUBLIC FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010.

PROPOSAL 3
APPROVAL OF “SAY-ON-PAY” PROPOSAL
     Section 7001 of the American Recovery Reinvestment Act of 2009 (“ARRA”) amended Section 111 of the Emergency Economic Stabilization Act (“EESA”) passed in 2008. EESA is the legislation under which the Company received “TARP” investment funds from the Treasury pursuant to the Capital Purchase Program. Section 7001 of the ARRA requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our named executive officers, as described in the CD&A and the tabular disclosures regarding named executive officer compensation (together with the accompanying narrative disclosure) contained in this Proxy Statement.
     We believe that our executive compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. We also believe that levels of compensation received by our named executive officers are fair, reasonable and within the ranges of compensation paid by comparable financial institutions to similarly situated executives.
     This proposal, commonly known as a “Say-on-Pay”, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs, policies and procedures through the following advisory (non-binding) resolution:
“Resolved, that the shareholders approve the overall executive compensation programs, policies and procedures employed by the Company, as described in the Compensation Discussion and Analysis, the compensation tables and related materials in this Proxy Statement.”
     Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE
THE OVERALL EXECUTIVE COMPENSATION PROGRAMS, POLICIES AND PROCEDURES
OF THE COMPANY.
SHAREHOLDER PROPOSALS
     It is presently anticipated that the 2011 Annual Meeting of Shareholders will be held in May of 2011. If a shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2011 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, by December 13, 2010 and meet all other applicable requirements for inclusion in the 2011 Proxy Statement.
     In the alternative, a shareholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2011 Annual Meeting of Shareholders. In order to do so, the shareholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s main office no later than February 24, 2011. If the Secretary of the Company is not notified of the shareholder’s proposal by February 24, 2011, the Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board for the 2011 Annual Meeting of Shareholders.

OTHER MATTERS
     The Board knows of no other matters intended to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
     A copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this Proxy Statement. The complete Annual Report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Angelika Gambetta, Vice President and Corporate Secretary, 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410, or may be accessed on the Internet at www.newbridgebank.com, under the heading Investor Relations.

April 9, 2010	NewBridge Bancorp

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Daylight Saving Time, on May 11, 2010 and by May 9, 2010 if you are a participant in the 401(k) Plan.
Vote by Internet
•	Log on to the Internet and go to www.investorvote.com/nbbc

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors to serve until the 2011 Annual Meeting.												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - Michael S. Albert	☐	☐	☐	02 - J. David Branch	☐	☐	☐	03 - C. Arnold Britt	☐	☐	☐

	04 - Robert C. Clark	☐	☐	☐	05 - Alex A. Diffey, Jr.	☐	☐	☐	06 - Barry Z. Dodson	☐	☐	☐

	07 - Joseph H. Kinnarney	☐	☐	☐	08 - Robert F. Lowe	☐	☐	☐	09 - Robert V. Perkins	☐	☐	☐

	10 - Pressley A. Ridgill	☐	☐	☐	11 - Mary E. Rittling	☐	☐	☐	12 - Burr W. Sullivan	☐	☐	☐

	13 - E. Reid Teague	☐	☐	☐	14 - John F. Watts	☐	☐	☐	15 - G. Alfred Webster	☐	☐	☐

	16 - Kenan C. Wright	☐	☐	☐	17 - Julius S. Young, Jr.	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Proposal to ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐	3. To consider and approve an advisory (non-binding) proposal on executive compensation (as more fully described in the accompanying proxy statement).	☐	☐	☐
 B  Non-Voting Items
In their discretion, the proxies are authorized to vote upon such other business and matters as may properly come before the Annual Meeting or at any adjournment(s) thereof. The Board of Directors is not aware of any other business to be conducted at the Annual Meeting.
Change of Address — Please print new address below.

Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.
1 U P X

+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — NewBridge Bancorp

+
1501 HIGHWOODS BLVD., SUITE 400, GREENSBORO, NORTH CAROLINA 27410
This Proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Barry Z. Dodson, Burr W. Sullivan and G. Alfred Webster, and each of them, as proxies (and if the undersigned is a proxy, as substitute proxies), with power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse, all the shares of NewBridge Bancorp held of record by the undersigned at the close of business on March 26, 2010 at the Annual Meeting of Shareholders to be held on May 12, 2010 at 10:00 A.M., Eastern Daylight Saving Time, at the O.Henry Hotel, Caldwell Ballroom, 624 Green Valley Road, Greensboro, N.C. 27408 and at any adjournment(s) thereof.
This proxy when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all proposals and FOR each nominee for Director.
The shares represented by the accompanying proxy card will be voted at the Annual Meeting if the proxy card is properly signed, dated and received by Computershare, NewBridge Bancorp’s transfer agent, prior to the time of the Annual Meeting. If a shareholder is a participant in the NewBridge Bancorp Direct Stock Purchase Plan (the “Direct Stock Purchase Plan”) or a participant in the NewBridge Bancorp Employees’ 401(k) Plan (the “401(k) Plan”), the proxy represents the number of shares of Common Stock in the shareholder’s Direct Stock Purchase Plan account or the number of shares of Common Stock in the shareholder’s account under the 401(k) Plan and the number of shares of Common Stock held of record directly by the shareholder. Shares allocated to participant accounts in the 401(k) Plan will be voted by the trustee of the 401(k) Plan in accordance with the instructions received from participants who timely return their proxy cards to Computershare or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of Common Stock held under the 401(k) Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under the 401(k) Plan for which voting instructions are received. Shareholders’ voting instructions will be held in strict confidence.
PLEASE VOTE, DATE AND SIGN, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) above. When shares are held by joint owners, both should sign. When signing as an executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
⁄ ⁄
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

+